UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nirek Resources Inc.

GRIT International Inc.
(Exact name of registrant as specified in its charter)

Ontario, Canada
Nevada
(State or other jurisdiction of incorporation or organization)

1041
3470
(Primary Standard Industrial Classification Code Number)

98-0658269
98-0658037
(I.R.S. Employer Identification Number)

4 King Street West	9914-109th Avenue
Suite 1320	Suite 201
Toronto, Ontario, Canada M5H 1B6	Grande Prairie, Alberta T8V-1R7
Telephone: (416) 603-1555	Telephone: (780) 513-1125
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Abraham Arnold President 4 King Street West Suite 1320 Toronto, Ontario, Canada M5H 1B6 Telephone: (416) 603-1555 Facsimile: (416) 864-0175	Copies to: Matthew McMurdo Nannarone & McMurdo LLP 511 Avenue of the Americas Suite 800 New York, NY 10011 Telephone: (917) 318-2865 Facsimile: (646) 390-7090
Kretzmer & Associates, PLLP
Suite 2712, 228 East 45th Street, New York, NY 10017
Telephone: (212) 202-5158
(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate dates of commencement of proposed sale of the securities to public: June __, 2010

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (3)	Proposed maximum offering price per unit(4)	Proposed maximum aggregate offering price (3)	Amount of registration fee

Common Stock (1)	186,222	$0.004	$744.89	$0.05
Common Stock (2)	9,311,126	$0.181	$1,685,313.81	$123.20

(1)	Nirek Resources Inc. common stock, no par value per share
(2)	GRIT International Inc. common stock, $0.001 par value per share
(3)	Represents the number of shares of such common stock that may be issued in the registrant’s exchange offer.
(4)

The sum of the offering prices per unit is $0.185, which is the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on June 9, 2010.

(3)

Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received by the co-registrants, Nirek Resources Inc. and GRIT International Inc., in the exchange offer was calculated as the product of (i) 186,222 shares of Nirek Resources Inc. common stock times 2% of the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on June 9, 2010 ($0.185); plus (ii) 9,311,126 shares of GRIT International Inc. common stock times 98% of the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on June 9, 2010 ($0.185).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. GRIT International Inc. and Nirek Resources Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This prospectus is not an offer to sell these securities and GRIT International Inc. and Nirek Resources Inc. are not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 11, 2010

NIREK RESOURCES INC.

GRIT INTERNATIONAL INC.

Offer to Exchange
(i) 186,222 Shares of Common Stock
of
Nirek Resources Inc.;

(ii) 9,311,126 Shares of Common Stock
of
GRIT International Inc.;

(iii) 186,222 Silver Certificates
Issued by Nirek Resources Inc.
for Ten (10) Grams of Silver, Deliverable March 31, 2014; and

(iv) 186,222 Warrants
Issued by Nirek Resources Inc.
Exercisable on or before August 2, 2010 at a Cost of $190.00 for Ten (10) Grams of Gold, Deliverable March 31, 2014

For Shares of
Silver Dragon Resources Inc., Unrestricted Common Stock
On the Basis of an Exchange of one Hundred (100) Silver Dragon Resources Inc. Shares for
(i) Fifty (50) GRIT International Inc. Shares of Common Stock;
(ii) One (1) Nirek Resources Inc. Share of Common Stock;
(iii) One (1) Nirek Resources Inc. Silver Certificate for Ten (10) Grams of Silver,
Deliverable March 31, 2014; and
(iv) One (1) Nirek Resources Inc. Warrant Exercisable on or before August 2, 2010 at a Cost of $190.00 for Ten (10) Grams of Gold, Deliverable March 31, 2014

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 1:00 P.M. TORONTO TIME, ON _____________, 2010, (THE “EXPIRATION DATE”) UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

This prospectus is directed only at persons who are U.S. shareholders (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

GRIT International Inc. (“GII”), Nirek Resources Inc. (“NRI”) and Guardians of Gold Inc. (“GOG” and together with GII and NRI, the “Offeror”) are offering to exchange (i) 9,311,126 shares of common stock of GII; (ii) 186,222 shares of common stock of NRI; (iii) 186,222 silver certificates issued by NRI for ten (10) grams of silver, deliverable March 31, 2014 (each a “Silver Certificate”) and (iv) 186,222 warrants issued by NRI, exercisable on or before August 2, 2010, each exercisable at a cost of $190.00 for ten (10) grams of gold, deliverable March 31, 2014 (each, a “NRI Warrant”) for shares of Silver Dragon Resources Inc. (“SDRG”), at an exchange ratio of (a) fifty (50) shares of GII common stock; (b) one (1) share of NRI common stock; (c) one (1) Silver Certificate and (d) one (1) NRI Warrant for each one hundred (100) shares of SDRG upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal. This offer is referred to in this prospectus as the “exchange offer” or the “offer.” The GII common stock, NRI common stock, Silver Certificates and NRI Warrants are collectively referred to herein as the “Consideration”.

The Offeror is seeking to acquire 18,622,251 shares of unrestricted SDRG common stock in the offer so that it may own at least 20% of the outstanding SDRG common stock. The Offeror proposes to supplement SDRG’s business by means of increasing SDRG’s opportunities in the resource industry, with a view of enhancing the Offeror’s investment in SDRG. In addition, the Offeror will explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners. Although the Offeror does not presently have the intention to sell the SDRG common stock taken up under the exchange offer, the Offeror reserves the right to do so. The Offeror does not intend to make any additional offers for shares of SDRG common stock or to effect any business combinations with SDRG, such as a merger or share exchange, after the exchange offer. See Background and Reasons for the Offer, page 34.

GII’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3GR1”. NRI’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3N6”. GOG’s common stock is traded on the “grey pinks” under the symbol “GGUO”. SDRG’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SDRG”. On _______ __, 2010, the last full trading day before the Offeror announced its intention to commence this offer, the closing price of a share of SDRG’s common stock was $[___], the closing price of a share of GII’s common stock was $[___] and the closing price of a share of NRI’s common stock was $[___]. On ________, 2010, the last full trading day before the

Offeror announced its intention to commence this offer, the market price of a gram of silver was $[___] and the market price of a gram of gold was $[___]. Based on these closing prices and market prices and the exchange ratio in the offer of (i) fifty (50) shares of GII common stock, (ii) one (1) share of NRI common stock, (iii) one (1) Silver Certificate and (iv) one (1) NRI Warrant for each one hundred (100) shares of SDRG, the Offeror’s offer has a value of $[___] per share of SDRG common stock. This represents a [___]% markup from SDRG’s closing share price on ______________, 2010.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONSIDERATION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 23.

The Offeror’s obligation to exchange the Consideration for shares of SDRG common stock is subject to specified conditions, which are more fully described in The Offer – Conditions of the Offer, page 46. The Offeror’s offer is conditioned on receiving tenders for 18,622,251 shares of the outstanding unrestricted SDRG common stock, however the Offeror may take up a lesser number of shares than the minimum specified herein in its sole discretion. Odd lots of less than 100 shares of SDRG common stock will not be accepted.

The Offeror has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus.

THE OFFEROR IS NOT ASKING YOU FOR A PROXY AND THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF SDRG.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus is June __, 2010.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following questions and answers are intended to address some commonly asked questions regarding the exchange offer. These questions and answers may not address all questions that may be important to you as a shareholder of SDRG. Please refer to the more detailed information contained elsewhere in this prospectus, the exhibits to this prospectus and the documents referred to in and delivered with this prospectus.

What is the Offeror’s proposed transaction?

Pursuant to the registration statement filed with the Securities and Exchange Commission (the “SEC”), of which this prospectus is a part, the Offeror is offering to acquire 18,622,251 of outstanding unrestricted SDRG common stock in exchange for (i) 9,311,126 shares of common stock of GII; (ii) 186,222 shares of common stock of NRI; (iii) 186,222 Silver Certificates; and (iv) 186,222 NRI Warrants (collectively, the “Consideration”). According to SDRG’s Annual Report on Form 10-K for the year ended December 31, 2009, there were 93,111,257 shares of SDRG common stock outstanding as of March 28, 2010. Of these, 62,203,947 shares were unrestricted and freely tradable and 30,907,310 shares were restricted. As of the date of this prospectus, the Offeror holds no shares of SDRG common stock. Upon acceptance of this tender offer, the Offeror would own 18,622,251 shares of SDRG common stock, representing 20% of the outstanding common stock.

How many shares will the Offeror purchase in the offer?

The Offeror will purchase 18,622,251 shares of unrestricted SDRG common stock in the offer. The Offeror may choose to purchase more shares than the aforementioned amount. In the event that fewer than 18,622,251 unrestricted shares are offered, the Offeror may choose to forgo the offer. However, at the sole option of the Offeror, a number of shares less than the minimum specified herein may be accepted.

What will I receive in exchange for my SDRG shares?

In exchange for each 100 shares of SDRG common stock purchased from you pursuant to the offer, you will receive (i) fifty (50) shares of GII common stock, (ii) one (1) share of NRI common stock, (iii) one (1) Silver Certificate and (iv) one (1) NRI Warrant. The amount of each item of the Consideration into which each 100 shares of SDRG common stock will be exchanged in the offer is sometimes referred to in this prospectus as the “exchange ratio.” GII’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3GR1”. NRI’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3N6”.

What is the per share value of the offer?

On ________, 2010, the most recent full day of trading before the Offeror announced its intention to tender pursuant to this form, the closing price of each share of SDRG common stock was $[__], the closing price of a share of GII’s common stock was $[__] and the closing price of a share of NRI’s common stock was $[__]. Also, on ______, 2010, the market price of a gram of silver was $[___] and the market price of a gram of gold was $[___]. The exchange ratio in the offer would value SDRG at $[___] per share. This represents a markup of [___]% to the SDRG closing price described above.

Is the offer open to all shareholders?

The offer is only open to U.S. shareholders who can tender unrestricted common shares of SDRG.

May I tender in lots of less than 100 shares of SDRG common stock?

No, odd lots of less than 100 shares of SDRG common stock will not be accepted.

What does the Board of Directors of SDRG think about the offer?

SDRG has assessed the terms and conditions of the offer to exchange SDRG unrestricted shares for the Consideration. SDRG will likely not be taking a position for either acceptance or rejection of the offer, leaving it up to their shareholders to take the action they deem appropriate based on their individual advisers’ analysis.

Why is the Offeror offering to exchange the Consideration for SDRG?

The Offeror believes additional value can be discovered by supplementing SDRG’s business through increasing SDRG’s opportunities in the resource industry, thereby enhancing its investment in SDRG. In addition, the Offeror hopes to explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners.

Will I be taxed on the SDRG stock I receive?

The receipt of the Consideration by a U.S. holder in exchange for its shares of SDRG common stock pursuant to the offer is not expected to be a taxable transaction for U.S. federal income tax purposes. See The Offer-Taxation, page 45.

Is GII’s financial condition relevant to my decision to tender in the offer?

Yes, GII’s financial condition is relevant to your decision to tender your shares because shares of SDRG common stock accepted in the offer will be partially exchanged for shares of GII common stock. You should therefore, consider GII’s financial condition before you decide to become one of GII’s stockholders through the offer. This prospectus contains financial information regarding GII and SDRG, which we encourage you to carefully review.

Is NRI’s financial condition relevant to my decision to tender in the offer?

Yes, NRI’s financial condition is relevant to your decision to tender your shares because shares of SDRG common stock accepted in the offer will be partially exchanged for shares of NRI common stock and NRI Warrants. You should therefore, consider NRI’s financial condition and ability to deliver the gold to be issued upon exercise of the NRI Warrants before you decide to accept the offer. This prospectus contains financial information regarding NRI and SDRG, which we encourage you to carefully review.

Is GOG’s financial condition relevant to my decision to tender in the offer?

No, GOG’s financial condition is irrelevant to your decision to tender your shares because no shares of SDRG common stock accepted in the offer will be exchanged for any equity or interest in GOG. Therefore, this prospectus does not contain financial information regarding GOG.

Will I have to pay any fee or commission to exchange shares?

If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker dealer commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

When and how do I receive the Consideration for my tendered shares?

The Offeror will exchange your validly tendered and not properly withdrawn shares through Heritage Transfer Agency Inc. and Heritage Trust Company (the “Depository”). The Silver Certificates and NRI Warrants shall be deposited with the Depository by NRI. The Depository will act as your agent for the purpose of receiving the Consideration from the Offeror and transmitting such Consideration to you. In all cases, exchange of tendered shares will be made only after timely receipt by the Depository of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

If I decide not to tender, how will the offer affect my shares?

The exchange of shares of SDRG common stock pursuant to the offer will reduce the number of holders of SDRG common stock and could adversely affect the liquidity, marketability and value of the shares of SDRG common stock.

Are dissenters’ rights available?

Dissenters` rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest, as determined by a statutorily-prescribed process, which may include a judicial appraisal process. Dissenters` rights are not available in the offer.

What is the market value of my SDRG shares as of a recent date?

On _________, 2010 the closing price of a share of SDRG common stock was $[____]. The Offeror advises you to obtain a recent quotation for the SDRG common stock before deciding whether to tender your shares.

The cover page to this Prospectus states that the offer is subject to change and that the Registration Statement filed with the SEC is not yet effective. Does this mean that the offer has not commenced?

Yes. While completion of this preliminary prospectus and effectiveness of the registration statement are not necessary for the offer to commence, our offer has not yet commenced. Also, we cannot, accept for exchange any shares tendered in the offer or exchange any shares of SDRG common stock until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or to the extent legally permissible, waived.

EXCHANGE RATE INFORMATION; EXCHANGE CONTROLS

All audited financial statements for GII and NRI are shown in Canadian dollars. All other dollar figures are shown in United States dollars. The shares of common stock of GII (3GR1) and NRI (3N6) trade on the Frankfurt Stock Exchange in Euros with their trading symbols shown in brackets.

In this prospectus, unless otherwise specified or the context requires, references to “U.S. $” or “U.S. dollars” are to United States dollars, references to “Cdn $” are to Canadian dollars and references to “€” are to Euros.

The following tables contain the exchange rate of U.S. dollars for Cdn $ and the exchange rate of U.S. dollars for €. This information has been extracted from the OANDA Historical Exchange Rate tables (see www.oanda.com/currency/historicalrates).

Exchange Rate of U.S. dollars for Canadian Dollars

	Average US$	High US$	Low US$

Jan. 1 to Dec. 31, 2007	1.074	1.187	.906
Jan. 1 to Dec. 31, 2008	1.067	1.301	.971
Jan. 1 to Dec. 31, 2009	1.142	1.306	1.021
Jan. 1 to May 31, 2010	1.034	1.085	.993

Exchange Rate of U.S. dollars for Euros

	Average US$	High US$	Low US$

Jan. 1 to Dec. 31, 2007	.731	.777	.668
Jan. 1 to Dec. 31, 2008	.683	.811	.624
Jan. 1 to Dec. 31, 2009	.719	.803	.66
Jan. 1 to May 31, 2010	.741	.822	.686

Canadian dollars and Euros are both convertible into U.S. dollars free floating rates. Currently there are no restrictions on the flow of the currencies.

WHERE YOU CAN FIND MORE INFORMATION

Information about GII and filings made by GII can be found at www.gritintl.com.

Information about NRI and filings made by NRI can be found at www.nirekresources.com.

Information about GOG and filings made by GOG can be found at www.guardiansofgold.com.

Questions and requests for assistance may be directed to the Depository or the Offeror and additional copies of the letter of transmittal and the notice of guaranteed delivery may be obtained without charge on request from those persons at their respective offices shown on the letter of transmittal. Shareholders whose SDRG shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance.

SDRG files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that SDRG files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. SDRG’s public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

GII and NRI have filed an amendment to a registration statement on Form F-4 to register with the SEC the offering and sale of shares of GII common stock and NRI common stock to be issued in the offer. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. For further information, reference is made to the registration statement and its exhibits. GII and NRI have filed, and may file in the future, amendments to the registration statement. Also, on ________, 2010, GII and NRI filed with the SEC a Tender Offer Notification Form on Form CB under the Securities Exchange Act of 1934, as amended, to furnish certain information about the offer, and GII and NRI may file amendments to the Form CB. In addition, on ________, 2010, GII and NRI filed with the SEC a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended, together with exhibits, to furnish certain information about the offer, and GII and NRI may file amendments to the Schedule TO. You may obtain copies of the amended Form F-4, the Form CB and the Schedule TO (and any amendments to those documents) by contacting NRI, prior to the expiration date of this offer, at its principal office, 4 King Street West, Suite 1320, Toronto, Ontario, Canada M5H 1B6, Telephone: (416) 603-1555.

NOTE ON SDRG INFORMATION

In respect of information relating to SDRG’s business, operations and management presented in, or omitted from, this prospectus, the Offeror has relied upon publicly available information, primarily information publicly filed by SDRG with the SEC. Information publicly filed by SDRG may be examined and copies may be obtained at the places and in the manner set forth in the preceding Section, Where You Can Find More Information. The Offeror is not affiliated with SDRG. Publicly available information and information provided by SDRG concerning SDRG may contain errors. The Offeror has no knowledge that would indicate that any statements contained herein regarding SDRG’s operations, financial condition or condition in general are inaccurate, incomplete or untrue. However, the Offeror was not involved in the preparation of any publicly available documents or reports of SDRG.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Offeror will amend or supplement this prospectus to include any and all information the Offeror receives from SDRG, if the Offeror receives the information before the offer expires and the Offeror considers it to be material, reliable and appropriate.

PROSPECTUS SUMMARY

The following is a summary of the information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents to which it refers. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the Section entitled Where You Can Find More Information, above.

The Companies

GRIT International Inc.
3 9899 112th Avenue
Suite 2020
Grande Prairie, AB T8V 7T2

General

GII a publicly traded company registered in the state of Nevada and listed on the Frankfurt Stock Exchange under the symbol 3GR1, trading in the “EURO” currency. GII is a corporation incorporated under the laws of Nevada. GII is consolidator of small to mid-size industrial company operations. It focuses on viable small to mid-sized companies with $5,000,000 to $20,000,000 in gross revenue. GII specializes in the industrial composite abrasives blasting sector as well as the coatings industry sector. GII is attempting to become an industry leader in these industry sectors by acting as a consolidator.

GII is divided into two divisions, the industrial services division and the financial services division. The financial services division is the fundamental support group for corporate funding developments and for customer financing. GII’s core business is the industrial services division.

GII plans to merge viable industrial composites abrasives blasting and paint/coatings companies in order to gain a combined wealth of industry related experiences and expertise. Furthermore, GII plans to further these sectors by developing advancements in proprietary technological applications that would focus on delivering increased productivity.

GRIT Canada Acquisitions Inc. is a wholly owned subsidiary of GII. GRIT Canada Acquisitions Inc. was incorporated in the province of Alberta, Canada. GII uses this entity to acquire and hold Canadian properties and investments. GRIT Canada Acquisitions Inc. has the following subsidiaries: PCL Ventures Ltd. (“PCL”), ENS Janitorial Services Ltd. (“ENS”) and Aaims Superior Storage Ltd. (“AAIMS”).

PCL is a wholly owned subsidiary of GRIT Canada Acquisitions Inc. which provides the transportation of raw petroleum products to and from production facilities. ENS is a wholly owned subsidiary of PCL which provides daily commercial custodial services. AAIMS is a wholly owned subsidiary of GRIT Canada Acquisitions Inc. which provides an innovative automated self-storage service.

Due to economical uncertainties GII, through GRIT Canada Acquisitions Inc., acquired all outstanding shares of PCL, ENS and AAIMS in order to weather such financially uncertain times.

History

GII was incorporated as Acheivor Recovery Limited in Nevada on May 30, 2000. On January 25, 2005, it changed its name to Rapid Recovery Health Services Inc. and its common shares were split on a 7 – 1 basis. By Certificate of Amendment, dated November 20, 2006, the name was changed to Tennalta Petroleum Corp. and its common shares were consolidated on a 1 – 100 basis. TennAlta Petroleum Corp. had one director, David Alexander. Mr. Alexander resigned on May 1, 2007 and Lawrence Zeiben was appointed as the sole director. Mr. Zeiben was also appointed President, Secretary and Treasurer at that time. TennAlta Petroleum Corp. changed its name to GRIT International Groups Inc. on May 7, 2007. On July 9, 2007, a one-for-one thousand reverse stock split was completed. On December 1, 2008 GRIT International Groups Inc. changed its name to GRIT International Inc. On December 15, 2008, GII completed a one-for-twenty reverse stock split. As of December 15, 2008, there were 2,427,250 shares of GII common stock outstanding. GII is currently located in Grande Prairie. Global Emerging Markets Limited (GEM North America, New York, New York) is providing a €5 million equity line of credit facility to GII.

Nirek Resources Inc.
4 King Street West
Suite 1320
Toronto, Ontario, Canada M5H 1B6
Telephone: (416) 603-1555

General

NRI is a corporation incorporated under the laws of Ontario in 2004. It is a Canadian based exploration company that is focused primarily on gold and secondarily on other precious and base metals in Canada. NRI currently has one mining property in Quebec. NRI shares trade on the Frankfurt Stock Exchange (Deutsche Boerse) under the symbol 3N6.

NRI’s objective is to acquire mineral properties that had previous exploration work which indicated a potential resource. NRI looks for properties that have proven grade values where further exploration is required. The primary focus is precious metals, particularly gold and silver, although base metal properties with some precious metal content are also possible exploration candidates.

The company originally acquired options on gold mining properties in Northern Ontario, specifically in the Timmins and Kirkland Lake area. NRI had preliminary exploration done and geological reports prepared on three properties; however lease agreements were not renewed since an analysis of their economic value determined further expenditure was not justified. A fourth property, which NRI currently has an option agreement on, is Sarah Lake, Quebec, Canada. NRI had geologist on the property in May, 2009. The prepared technical report recommended a program to further explore the property.

Besides Canadian mineral properties, NRI has looked at prospective mineral properties in the USA, Mexico and Peru. The primary focus is Canadian properties and secondarily the USA and Mexico. NRI uses independent geologists to assess its properties and, when favorable, recommend a program for further exploration.

History

Nirek Resources Inc. was incorporated in Ontario as Dublin Castle Investments Inc. on August 6, 2004. It changed its name to Nirek Resources Inc. on August 2, 2007. Shareholders in Dublin Castle Investments Inc. were given one share in NRI for every 10 shares they held in Dublin Castle Investments Inc. On August 17, 2007 NRI shares began trading on the Frankfurt Stock Exchange, Germany under the symbol: 3N6. Also in August, 2007, the common stock of NRI was consolidated on a one-for ten-basis. As of April 21, 2010, there were 17,636,299 shares outstanding.

Guardians of Gold Inc.
4 King Street West
Suite 1320
Toronto, Ontario M5H 1BG
Telephone: (800) 313-6010

General
GOG is a Nevada corporation. It is a mining company that proposes to reprocess precious and base metals mine tailings utilizing a proprietary refining process. An agreement, dated April 20, 2009, between GOG and E.F. Martinello & Associates Inc. (“Martinello”), a corporation incorporated under the laws of Ontario was entered into, whereby Martinello has the right to own 49% of the shares of common stock of GOG (16,900,000 shares). This agreement gives GOG 51% of the mineral rights to the tailings deposits (the “Ross Tailings Deposit”) located in and around the Ross Mine on the Ross Mine Property for the purpose of processing, extracting and recovering base metals from such tailings deposit through the proprietary rapid metal recovery process (“RMR”) by building a RMR plant (the “Project”). RMR utilizes off-the-shelf components and can be built in modules. This satisfies environmental concerns leaving only safe, insoluble residues and achieves better than 95% recovery of precious metals.

The availability of the RMR technology enables GOG to seek out and secure discontinued mining operations where large deposits of tailings have been abandoned. Invariably, such tailing sites contain 1 to 3 grams per ton of metals such as gold, silver, copper, lead and zinc.

The Ross Mine is in Holtyre, Northern Ontario, Canada and is GOG’s first operating site. GOG is in the process of securing permits to build a processing facility. Once completed, the facility will be able to process the more than 6.8 million tones of tailings located on the property that were processed from 1939 to 1989. Once operational, the facility should be able to process over 4,000 tons of tailings per day.

GOG is a United States company, incorporated under the laws of Nevada. However, all of its officers and directors are residents of Canada and a majority of its assets are located in Canada.

History

On February 5, 1997, 1221745 Ontario Inc. was formed in Ontario. It changed its name to Creighton Corporation on September 28, 2004. On November 4, 2005, Pearlstar Corporation was formed in Nevada. On November 18, 2005, Creighton Corporation merged with Pearlstar Corporation by filing Articles of Merger in Nevada. Pearlstar Corporation was the surviving corporation. It changed its name to Guardians of Gold Inc. on Apri1 22, 2009 and its common shares were consolidated on a 1 - 1000 basis. GOG currently has 40,136,000 issued and outstanding common shares.

Silver Dragon Resources Inc.
5160 Yonge Street, Suite 803
Toronto, Ontario, M2N 6L9
(416) 223-8500

General

SDRG is a corporation incorporated in Delaware. SDRG is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. SDRG’s objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. We are engaged in the acquisition, exploration and development of silver and other mineral properties in China and Mexico. SDRG’s primary focus is the exploration of nine properties located in the Erbaohuo Silver District in Northern China, as well as the Cerro Las Minitas property located in Guadalupe, Durango, Mexico. SDRG is still in its exploration stage and has not generated any revenues from the mining properties in China and Mexico.

History

SDRG was initially incorporated in the State of Delaware on May 9, 1996 under the name of American Electirc Automobile Company Inc. On July 16, 2002, it changed its name to American Entertainment & Animation Corporation. On February 25, 2005, SDRG again amended its Certificate of Incorporation to change the name to Silver Dragon Resources, Inc. in order to better reflect its business focus on global silver exploration and development. SDRG operates in Mexico through a wholly-owned subsidiary, Silver Dragon Mining De Mexico S.A. de C.V. (“Silver Dragon Mexico”), a Mexico company incorporated on April 21, 2006.

SDRG owns 40% equity interest in Sanhe Sino-Top Resources and Technologies, Ltd. (“Sino-Top”), which was originally formed by Sino Silver and certain other Chinese individuals as a joint venture company.

SDRG is actively preparing for listing on a Canadian stock exchange.

The Offer (See Page 36)

The Offeror is offering to exchange the Consideration at an exchange ratio of (i) fifty (50) shares of GII common stock; (ii) one (1) share of NRI common stock; (iii) one (1) Silver Certificate; and (iv) one (1) NRI Warrant for each one hundred (100) shares of SDRG common stock upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal. Odd lots of less than 100 shares of SDRG common stock will not be accepted. If more than 18,622,251 shares of unrestricted SDRG common stock are validly tendered and not properly withdrawn, all shares tendered will be purchased on a pro rata basis, in round lots of 100. The offer is for 18,622,251 shares of unrestricted SDRG common stock being tendered, however, the Offeror, at its sole discretion, may take up less than the minimum.

As of February 19, 2010, Mr. Lawrence Zeiben, a director of GII, beneficially owned approximately 7.8% of GII’s outstanding common stock. As of November 6, 2009, Marc Hazout, a director of SDRG, beneficially owned approximately 21% of SDRG’s outstanding common stock.

A copy of the letter of transmittal is attached to this prospectus. We encourage you to read it carefully.

Background and Reasons for the Offer (See Page 34)

The purpose of the offer is to enable the Offeror to acquire at least 20% of the outstanding shares of SDRG common stock. The Offeror then proposes to supplement SDRG’s business by means of increasing SDRG’s opportunities in the resource industry, with a view of enhancing the Offeror’s investment in SDRG. In addition, the Offeror will explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners.

Ownership of GII after the Offer (See Page 44)

Based on the exchange ratio for the offer, the Offeror estimates that if 18,622,251 shares of SDRG common stock are exchanged pursuant to the offer, former shareholders of SDRG would own, in the aggregate, approximately 12% of the outstanding shares of GII common stock.

Ownership of NRI after the Offer (See Page 44)

Based on the exchange ratio for the offer, the Offeror estimates that if 18,622,251 shares of SDRG common stock are exchanged pursuant to the offer, former shareholders of SDRG would own, in the aggregate, approximately 1.04% of the outstanding shares of NRI common stock.

Conditions of the Offer (See Page 46)

The Offeror’s obligation to exchange the Consideration for SDRG common stock is subject to several conditions, including the effectiveness with the SEC of a registration statement registering the shares of GII common stock and NRI common stock to be exchanged in the offer and the valid tender of the minimum number of SDRG shares.

Expiration Date of the Offer

The offer is scheduled to expire at 1:00 p.m., Toronto time, on _______, 2010 unless extended by the Offeror. To the extent legally permissible, the Offeror reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the offer is open;

•	to delay acceptance for exchange of, or exchange of, any unrestricted shares of SDRG common stock pursuant to the offer in order to comply in whole or in part with applicable law;

•

to terminate the offer and not accept or exchange any shares of SDRG common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the offer in any respect.

In addition, even if the Offeror has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of SDRG common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

Procedure for Tendering Shares (See Page 39)

The procedure for tendering shares of SDRG common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form. A letter of transmittal with instructions for tendering shares accompanies this prospectus.

Withdrawal Rights (See Page 41)

You can withdraw tendered shares at any time until the offer has expired and, if the Offeror has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange.

Commitments to Tender (See Page 50)

There are no commitments to tender or refrain from tendering any SDRG Shares.

Regulatory Approvals

The Offeror is not aware of any material filings that will be required or advisable with any regulatory authorities in connection with the proposed transaction.

Comparison of Stockholders’ Rights (See Page 101)

You will receive GII common stock and NRI common stock if you tender your shares of SDRG common stock in the offer. There are some differences between the rights of a stockholder of SDRG, a Delaware corporation, and the rights of a stockholder of GII, a Nevada corporation, or the rights of a stockholder of NRI, an Ontario corporation. These differences, as well as the similarities of the stockholders’ rights, are described herein.

Risk Factors (See Page 23)

SDRG shareholders should carefully consider the risk factors listed in this prospectus in evaluating whether to accept the offer.

FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. The Offeror’s forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding us and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict, including those discussed below. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Readers of this prospectus are cautioned not to place undue reliance on forward-looking statements since, while the Offeror believes the assumptions on which the forward-looking statements are based are reasonable, we cannot be certain that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this prospectus and the material accompanying this prospectus.

RISK FACTORS

You should carefully consider the following risks before deciding whether to accept the exchange offer and tender your SDRG common stock.

Risk Factors Relating to the Offer

Because the market price of shares of GII common stock, shares of NRI common stock, silver and gold may fluctuate while the exchange ratio is fixed, SDRG stockholders cannot be sure of the market value of the Consideration that they will receive in the offer.

Subject to the terms and conditions of the offer, (i) fifty (50) shares of GII common stock; (ii) one (1) share of NRI common stock; (iii) one (1) Silver Certificate; and (iv) one (1) NRI Warrant will be exchanged for each 100 shares of SDRG common stock that are accepted for exchange pursuant to the offer. This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price or market value of the Consideration or the price of SDRG common stock. If the market value of the Consideration declines (which may occur as a result of a number of reasons, many of which are out of the Offeror’s control, including as a result of the risks described in this RISK FACTORS Section), SDRG stockholders will receive less value for their shares in the offer than the value calculated pursuant to the exchange ratio on the last full trading day before the Offeror announced its intention to commence the original offer. Because the offer may not be completed until specified conditions have been satisfied or waived, a significant period of time may pass between the commencement of the offer and the time that the Offeror accepts shares of SDRG common stock for exchange. See The Offer — Conditions of the Offer, page 46. Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the Consideration that will be issued to you if the Offeror accepts your shares for exchange. SDRG stockholders are urged to obtain current market quotations for

GII common stock, NRI common stock, silver, gold and SDRG common stock when they consider whether to tender their shares of SDRG common stock pursuant to the offer.

The Offeror did not obtain an independent appraisal of the value of SDRG, or an independent opinion on the fairness of the Offeror’s offer.

The exchange offer was formulated by the management of GII, NRI and GOG without obtaining any appraisal, or other opinion, from an independent third party, such as an investment bank, about the relative values or about the fairness of the Offeror’s offer. SDRG shareholders have no independent opinion or other assurance that the offer being made by the Offeror reflects the fair market value of the SDRG common stock to be acquired by the Offeror.

This transaction may adversely affect the liquidity and value of non-tendered SDRG common stock.

In the event that the Offeror accepts for exchange those shares tendered in the offer, the number of stockholders and the number of shares of SDRG common stock held by individual holders will be reduced. As a result, the closing of the offer could adversely affect the liquidity and market value of the shares of SDRG common stock.

Your attempted enforcement of civil liabilities of the Offeror under the United States federal securities laws may be ineffective.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that NRI is incorporated under the laws of the Province of Ontario, all of the directors and officers of GII and NRI are residents of Canada and the Depository and some of the experts named in the prospectus are residents of Canada and all or a substantial portion of the assets of GII and NRI and of such persons may be located outside the United States.

The price of GII’s and NRI’s common stock is volatile.

The market for our common stock is highly volatile. The trading price of GII’s and NRI’s common stock is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to their markets or relating to GII or NRI could result in an immediate and adverse effect on the market price of their common stock. The highly volatile nature of GII’s and NRI’s stock prices may cause investment losses for their shareholders. If securities class action litigation is brought against GII or NRI, such litigation could result in substantial costs while diverting management’s attention and resources.

Risk Factors Relating to GII’s Business

GII does not have sufficient funds to meet all of its future obligations.

GII will need additional funding, either through equity or debt financings or partnering arrangements, which could negatively affect it and its stock price.

GII may need significant additional funds to continue operations, which it may not be able to obtain.

GII may require future financing through the issuance of equity or debt to fund its future exploration, development and operations. There can be no assurance that additional financing will be available to GII when needed or on terms acceptable to GII. In addition, capital markets have been volatile in recent months, and continued volatility could limit GII’s ability to obtain new financing, even if GII has positive business results. GII’s inability to raise funding to support ongoing operations and to fund capital expenditures or acquisitions may limit GII’s growth or may have a material adverse affect upon GII. GII estimates that it will require approximately $13,000,000 over the next 12 months to fund its anticipated capital requirements and operations.

As a result of the weakened global economic situation, GII may have restricted access to capital and borrowing costs may increase.

Although GII’s business and asset base have not changed, the lending capacity of some financial institutions was reduced and in some circumstances risk premiums were increased. As future capital expenditures will be financed out of funds generated from operations, borrowings and possible future equity sales, GII’s ability to do so is dependent on, among other factors, the overall state of capital markets and investor appetite for investments in the energy industry and GII’s securities in particular. To the extent that external sources of capital become limited or unavailable, or available on onerous terms, GII’s ability to make capital investments and maintain existing assets may be impaired, and its assets, liabilities, business, financial condition and results of operations may be materially and adversely affected as a result. Should funds generated from operations be lower than expected or capital costs for these projects exceed current estimates, or if GII incurs major unanticipated expenses related to development or maintenance of its existing properties, it may be required to seek additional capital to maintain its capital expenditures at planned levels. Failure to obtain any financing necessary for GII’s capital expenditure plans may result in a delay in development or production on GII’s properties.

The impact of governmental regulation could adversely affect GII’s business.

GII’s business is subject to applicable domestic and foreign laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of mines, rates of production, prevention of waste and other matters. In addition, GII’s operations are subject to complex environmental laws and regulations adopted by domestic and foreign jurisdictions where it operates.

GII could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs.

GII could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs. In addition, the submission and approval of environmental impact assessments may be required. Environmental legislation is evolving in a manner which means stricter standards; enforcement, fines and penalties for noncompliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees.

The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Because the requirements imposed by these laws and regulations frequently change, GII cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect Its business. In addition, because GII may acquire interests in properties that have been operated in the past by others, it may be liable for environmental damage caused by former operators.

GII’s management has assumed that GII will be able to obtain regulatory and other required third party approvals in a timely manner.

In assessing the feasibility of potential oil and gas projects and in estimating the value of and the projected start-up dates for pilot projects and commercial operations, GII’s management has made numerous assumptions that GII will be able to obtain regulatory (including in respect of applicable environmental matters) and other required third party approvals in a timely manner and that the regulatory framework representing royalties, taxes and environmental matters will continue to support such projects.

GII’s management has assumed that GII will be able to find strategic partners in order to enable it to fund projects and that future prices for crude oil, bitumen and refined products will continue to be at levels which support such projects.

GII’s management has assumed that GII will be able to find strategic partners in order to enable it to fund projects and future prices for crude oil, bitumen and refined products will continue to be at levels which support such projects. These assumptions may prove to be false which would adversely affect GII’s business.

GII may be unable to obtain qualified staff and equipment in a timely and cost efficient manner

GII may not be able to obtain qualified staff and equipment in a timely and cost efficient manner. In the event this occurs, there could be an adverse effect on the ability of GII to commence projects within noted timelines, or at all.

Risk Factors Relating to NRI’s Business

NRI does not have sufficient funds to meet all of its future obligations.

NRI will need additional funding, either through equity or debt financings or partnering arrangements, which could negatively affect it and its stock price.

NRI will need significant additional funds to continue operations, which it may not be able to obtain.

NRI estimates that it will require approximately $500,000 over the next 12 months to fund its anticipated capital requirements and operations.

NRI’s success depends on its ability to hire and retain skilled operating, marketing, technical, financial and management personnel.

In the mining sector, competition in connection with hiring and retaining skilled, dependable personnel is intense. NRI may not offer salaries or benefits that are competitive with those offered by its competitors, who may have significantly more resources when compared to NRI. As such, even if NRI was to succeed in hiring skilled personnel, it may not succeed in retaining them.

Because NRI has limited capital, it may have to limit its exploration activity.

Because NRI has limited capital, it must limit its exploration activity. This may limit NRI’s ability to generate revenues.

Exploration, development and mining activities involve a high degree of risk.

NRI cannot assure you of the success of its planned operations. Exploration costs are not fixed, and resources cannot be reliably identified until substantial development has taken place, which entails high exploration and development costs. The costs of mining, processing, development and exploitation activities are subject to numerous variables which could result in substantial cost overruns.

NRI’s exploration may be curtailed, delayed or cancelled.

NRI’s exploration activities may be curtailed, delayed or cancelled, as a result of numerous factors, many of which are beyond its control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If NRI’s drilling activities are not successful, it will experience a material adverse effect on its future results of operations and financial condition.

The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Because the requirements imposed by these laws and regulations frequently change, NRI cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect its business. In addition, because NRI may acquire interests in properties that have been operated in the past by others, it may be liable for environmental damage caused by former operators.

Risk Factors Relating to Ownership of GII’s Common Stock

The trading price of GII’s common stock may be volatile.

The trading price of GII’s common stock has been and may continue to be subject to significant fluctuations, which may be based on factors unrelated to its financial performance or prospects. These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of GII’s common stock may also be significantly affected by changes in commodity prices, currency exchange fluctuation, GII’s financial condition or results of operations, a weakened global economic situation, an inability to generate sufficient cash flow, an inability to complete mergers or acquisitions or a decrease in the demand for infrastructure renewals projects.

If securities or industry analysts do not publish research or reports about GII’s business or if they issue an adverse or misleading opinion regarding GII stock, its price and trading volume could decline.

The trading market for GII’s common stock will be influenced by the research and reports that industry or securities analysts publish about GII or its business, if any. If any of the analysts who cover GII issue an adverse or misleading opinion regarding its stock, GII’s stock price would likely decline. If one or more of these analysts cease coverage of GII or fail to publish reports on GII regularly, GII could lose visibility in the financial markets, which in turn could cause the stock price or trading volume to decline.

GII may incur substantial debt.

Loans GII obtains may be collateralized by some or all of its properties or other assets, which will put those properties or other assets at risk of forfeiture if GII is unable to pay its debts. Principal and interest payments on these loans reduce the amount of money that would otherwise be available for other purposes.

GII intends to make foreign investments and will be susceptible to risks associated with such investments.

GII intends to make foreign investments and will be susceptible to risks associated with such investments, including changes in currency exchange rates, foreign taxes, adverse political or economic developments and changes in foreign laws.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of GII investments and GII operations and lower returns to investors.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of GII’s investments and operations. GII believes that the risks associated with GII’s business may be more severe during periods of economic slowdown or recessions if these periods are accompanied by declining values in oil and gas prices. The current state of the economy and the implications of future potential weakening may negatively impact the commodities market fundamentals, resulting in lower revenues and values for GII’s business opportunities and investments.

Risk Factors Relating to Ownership of NRI’s Common Stock

The trading price of NRI’s common stock may be volatile with limited liquidity.

The trading prices of NRI’s common stock may be highly volatile. Trading volume is light and may not increase, resulting in limited liquidity for stockholders. Factors affecting the trading price of NRI’s common stock will include:

•	variations in its operating results;

•	continued weakened global economic situation;

•	ability to generate sufficient cash flow;

•	ability to complete mergers and acquisitions; and

•	delays with environmental government permits.

If securities or industry analysts do not publish research or reports about NRI’s business or if they issue an adverse or misleading opinion regarding NRI stock, its price and trading volume could decline.

The trading market for NRI’s common stock will be influenced by the research and reports that industry or securities analysts publish about NRI or its business, if any. If any of the analysts who cover NRI issue an adverse or misleading opinion regarding its stock, NRI’s stock price would likely decline. If one or more of these analysts cease coverage of NRI or fail to publish reports on it regularly, NRI could lose visibility in the financial markets, which in turn could cause the stock price or trading volume to decline.

Risk Factors Relating to Ownership of Silver

The market price of silver is volatile.

Historically, the price of silver generally moves up or down in tangent with the price of gold. The usual ratio is 40 to 1, though presently it is closer to 72 to 1, so the ratio could tighten. NRI cannot assert, with any certainty, whether this will occur. It cannot be predicted what the price of silver will be on June 30, 2014.

Silver prices are affected by numerous factors beyond anyone’s control.

Silver prices fluctuate widely and are affected by numerous factors beyond anyone’s control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of silver-producing countries throughout the world. The price of silver fluctuates in response to many factors, which are beyond anyone’s predictive abilities. The percentage change in the price of a metal cannot be directly related to the estimated mineralized material quantities, which are affected by a number of additional factors. Because mining occurs over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons. Such reasons include a belief that the low price is temporary, and/or the expense incurred is greater when permanently closing a mine.

Mining for silver and other base or precious metals may involve unprofitable efforts.

Mining for silver and other base or precious metals may involve unprofitable efforts, not only from dry properties, but from properties that are productive but do not produce sufficient net revenues to return a profit after accounting for mining, operating and other costs.

Risk Factors Relating to Ownership of Gold

The market price of gold is volatile.

Since 2000, the price of gold has gradually climbed from $650 to over $1,225 per ounce. However, the price can decrease steeply in a short time. NRI cannot assert, with any certainty, what the price of gold will be on March 31, 2014.

Gold prices are affected by a number of factors which are beyond NRI’s control.

Gold prices are subject to significant fluctuation and are affected by a number of factors which are beyond NRI’s control. Such factors include, but are not limited to, interest rates, exchange rates, inflation, deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand and the political and economic conditions of major gold-producing countries throughout the world. The price of gold and other precious and base metals has fluctuated widely in recent years and future serious price declines could cause continued development of and commercial production from the Corporation’s mineral interests to be impracticable. Depending on the price of gold and other precious metals, projected cash flow from planned mining operations may not be sufficient and NRI could be forced to discontinue development and may lose its interest in, or may be forced to abandon participation in the Tailings project. Future production from NRI’s mineral interests is dependent on gold prices that are adequate to make these properties economic.

Risk Factors Relating to Ownership of NRI Warrants and Silver Certificates

The delivery of gold to the owners of NRI Warrants and of silver to the owners of Silver Certificates may not occur on March 31, 2014, as planned.

The agreement dated January 31, 2010 between NRI and GOG in which GOG undertakes to deliver quantities of gold and silver to NRI, in order for NRI to deliver gold to the owners of the NRI Warrants and silver to the owners of the Silver Certificates, may not occur as planned for the following reasons:

a)	GOG is relying on its arrangement with E.F.Martinello and Associates Inc. to recover the precious metals from tailings.

b)	The process used to unlock the metals from the ore in a vessel could meet with unforeseen problems and delays in reaching capacity.

c)	GOG has limited management experience in the resource industry in respect to the exploration and development of processing equipment.

d)	GOG will need to rely on outside contractors and independent consultants to advance the project.

e)	Regulatory approval is required to commence the process.

NRI has no history of operations.

NRI is an early stage mining company with no history of operations. NRI has limited funds available for development of its proposed mineral exploration and joint exploration projects and there can be no assurance the necessary funds required, will be raised.

NRI is dependent on certain key personnel.

NRI’s success will largely depend on the efforts and abilities of officers and directors. While NRI does not foresee any reason why such officers or directors will not remain, if for any reason they do not, NRI might be adversely affected.

Certain directors and officers of NRI and GOG may have conflicts of interest.

Certain of the directors and officers of NRI and GOG are directors or officers of other companies and, to the extent that such other companies may participate in ventures either in competition with NRI or GOG, or in which NRI or GOG participates, they may have a conflict of interest in negotiating and concluding terms related to such participation. In the event that such a conflict of interest arises at a meeting of the directors or officers of NRI or a meeting of the directors or officers of GOG, a director or officer who has such a conflict will abstain from voting for or against the approval of such participation. In appropriate cases NRI and GOG will establish a special committee of independent directors to review a matter in which several directors, officers or management, may have a conflict. Except as indicated or as required under the corporate governance rules of any regulatory body having jurisdiction, neither NRI nor GOG have any other procedures or mechanisms for dealing with conflicts of interest. These may not be sufficient to compensate for any conflict of interest.

NRI’s directors are dependent on consultants for professional industry advice.

NRI’s directors have limited experience in the mineral exploration business. For technical advice on mineral matters, NRI’s Board of Directors relies on the input of professional geologists who act as independent consultants. The lack of availability of qualified consultants could have an adverse impact on NRI.

Resource exploration is a high risk business.

Funds for exploration are required for NRI to remain a going concern. Exploration is considered to be a high risk business because of the difficulty in discovering resources of sufficient grade and volume to justify the decisions of developing a mine. In addition, NRI has made an investment in other resource companies, specifically Millstream Resources Inc. NRI may make other investments in resource companies, take options on claims of mineral properties as well as enter into joint venture arrangements with other companies on properties.

Resource exploration is very speculative.

Unprofitable efforts may result not only from the failure to discover mineral deposits, but also from finding mineral deposits which, though present, are insufficient in size to return a profit from production. Mineral properties are often non-productive for reasons that cannot be anticipated in advance. It cannot be accurately predicted whether NRI’s operations will result in an adequate return on invested capital in exploration and property development.

The mining industry is intensely competitive.

The mining industry is intensely competitive and even if commercial quantities of mineral resources are discovered, there are many factors to determine if the sale of such minerals can be profitable. NRI competes against larger companies for such items as funding and drilling arrangements. In addition, because larger companies have significantly more assets, financial resources and human resources than NRI, such companies may be able to sustain losses more easily than NRI.

COMPARATIVE MARKET PRICE DATA

GII’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3GR1”. NRI’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3N6”. SDRG’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SDRG”. The following table lists the closing prices per share for the common stock of GII, NRI and SDRG on the Frankfurt Stock Exchange and OTC Bulletin Board, respectively, on ______, 2010, the last full trading day before the Offeror announced its intention to commence the exchange offer. The table illustrates the value of the Consideration you would receive based on these closing prices, the current market value of silver and gold and the exchange ratio for the offer.

	Per Share Price of GII Common Stock		Per Share Price of NRI Common Stock		Per Share Price of SDRG Common Stock		Value of the Consideration per Share of SDRG Common Stock
______, 2010	$	[ ]	$	[ ]	$	[ ]	$	[ ]

The value of each share of GII common stock and NRI common stock is only a portion of the value to be received by an SDRG stockholder who tenders SDRG common stock. The Consideration to be exchanged for each 100 shares of SDRG common stock also includes a Silver Certificate and an NRI Warrant.

The value of the offer will change as the market prices of GII common stock, NRI common stock, silver, gold and SDRG common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive the Consideration. You are encouraged to obtain current market quotations prior to making any decision with respect to the offer.

BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

The Offeror believes that there are significant synergies between the Offeror (i.e. GII, NRI and GOG) and SDRG. On December 1, 2009, both NRI and GOG began researching SDRG and the rights SDRG’s stock have for required disclosure and significance to the purchase transactions, such as warrants, options, security holder agreements, registration rights agreements, shareholder rights, or poison pill plans.

GII’s predominant focus has been in the industrial services sector of oil and gas. GII had planned to actively pursue U.S. and Canadian acquisitions. Forming an alliance within the natural resources sector, will be a new frontier of industrial services that GII will be able to supply. Forging an alliance with both NRI and GOG will assist in fulfilling a void, creative innovate solutions team, focusing on the exploration of natural resources relating to the mining sector. GII is seeking to expand its market share, and penetrate the mining sector for potential customers. Therefore, a discussion was initiated between management of GII and several executives from both NRI and GOG on December 1, 2009 to discuss how GII can participate in this offer.

NRI and GOG also researched SDRG’s filings with the Securities and Exchange Commission on www.edgar.com.

Resolutions authorizing management to pursue the exchange offer was passed by the Board of Directors of both GOG and NRI on December 4, 2009. Resolutions authorizing management to consider the exchange offer was passed by the Board of Directors of GII on December 5, 2009. After several attempts to structure an offer without the inclusion of GII as a co-Offeror or registrant, GOG and NRI officially asked GII to join them as co-Offeror and to register the 18,622,251 shares of GII common stock to be issued in the offer. On April 7, 2010, GII agreed to become a co-Offeror and to register its shares of common stock which shall be issued in the offer.

After researching SDRG, GII, NRI and GOG decided that SDRG’s silver properties represent opportunities in the resource industry. Also, it was suggested that there may be joint venture opportunities with SDRG and other potential partners.

Ownership of SDRG Common Stock

The Offeror does not own any SDRG common stock. Neither the directors and officers of GII nor the directors and officers of NRI nor the directors and officers of GOG beneficially own, directly or indirectly, or control or exercise direction over, or have the right to acquire any SDRG common stock as of April 26, 2010. To the knowledge of the Offeror, after reasonable inquiry, no securities of SDRG are beneficially owned, directly or indirectly, by, nor is control or direction over any securities of SDRG exercised by, any person or company acting jointly or in concert with GII, NRI or GOG, any affiliate of GII, NRI or GOG, any director or officer of GII, NRI or GOG, or any person or company who beneficially owns, directly or indirectly, more than 10% of the GII outstanding equity, the NRI outstanding equity and/or the GOG outstanding equity, except as may otherwise be disclosed herein, in the prospectus.

Trading in SDRG Securities by the Offeror

No securities of SDRG have been traded during the six month period preceding the date of the offer by GII, NRI or GOG, by any director or senior officer of GII, NRI or GOG, or to the knowledge of the Offeror, after reasonable inquiry, by any person or company acting jointly or concert with GII, NRI or GOG, any affiliate of GII, NRI or GOG, any director or officer or any person or company who beneficially owns, directly or indirectly, more than 10% of any the outstanding capital stock of GII, NRI or GOG.

Commitments to Acquire Securities of SDRG or Other Arrangements between the Offeror and SDRG, its Directors or Officers

No commitments or other arrangements have been made by the Offeror, or by any director or officer of GII, NRI or GOG, or to the knowledge of the Offeror, after reasonable inquiry, by any person or company acting jointly or in concert with the GII, NRI or GOG, any affiliate of GII, NRI or GOG, any director or officer of SDRG or any person or company who beneficially owns, directly or indirectly, more than 10% of the outstanding capital stock of GII, NRI or GOG to acquire any securities of SDRG, except for the offer to acquire SDRG common stock.

Reasons for the Offer

The purpose of the offer is to enable the Offeror to acquire at least 20% of the outstanding common stock of SDRG. If the offer is successful, the Offeror proposes to supplement SDRG’s business by means of increasing SDRG’s opportunities in the resource industry, with a view of enhancing the Offeror’s investment in SDRG. In addition, the Offeror will explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners.

Although the Offeror does not presently have the intention to sell SDRG common stock taken up under the offer, the Offeror reserve the right to make or enter into an arrangement, commitment or understanding at or prior to the Expiration Date to sell any such SDRG common stock after the Expiration Date.

THE OFFER

The Offeror is offering to exchange (i) 9,311,126 shares of common stock of GII; (ii) 186,222 shares of common stock of NRI; (iii) 186,222 Silver Certificates; and (iv) 186,222 NRI Warrants for shares of common stock of SDRG at an exchange ratio of (i) fifty (50) shares of GII common stock, (ii) one (1) share of NRI common stock, (iii) one (1) Silver Certificate and (iv) one (1) NRI Warrant for each 100 shares of SDRG common stock, upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal. This offer is referred to in this prospectus as the “exchange offer” or the “offer.”

The offer is open only to U.S. shareholders with unrestricted common shares. Furthermore, the offer is for not less than 20% of the outstanding shares of SDRG, however the Offeror may take up a lesser number of shares than the 20% minimum specified herein, at its sole discretion. Odd lots of less than 100 shares of SDRG common stock will not be accepted.

If you are a registered stockholder and tender your shares of SDRG common stock directly to the Depository, you will not be obligated to pay any charges or expenses of the Depository or any brokerage commissions. If you hold your shares through a broker or bank, you should consult your institution as to whether or not they will charge you any service fees. Transfer taxes on the exchange of shares of SDRG common stock pursuant to the offer will be paid by the Offeror.

Extension, Termination and Amendment of the Offer

The offer will expire at 1:00 p.m., Toronto time, on _________, 2010 (a date at least 20 business days after commencement of the exchange offer), unless extended to a later date by the Offeror (the “Expiration Date”), which date shall not be prior to date on which the SEC declares the registration statement, of which this prospectus is a part, effective. Subject to the rules of the SEC and the terms and conditions of this offer, the Offeror reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the offer remains open, and the Offeror can do so by giving oral or written notice of such extension to the Depository. If the Offeror decides to so extend the offer, the Offeror will make an announcement to that effect no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled expiration date. The Offeror is not making any assurance that it will exercise its right to extend the offer, although it currently intends to do so until all conditions to the offer have been satisfied or waived. During any such extension, all shares of SDRG common stock previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your shares of SDRG common stock. See The Offer—Withdrawal Rights, page 41.

To the extent legally permissible, the Offeror also reserves the right, in its sole discretion, at any time or from time to time:

•	to delay acceptance for exchange of, or exchange of, any shares of SDRG common stock pursuant to the offer in order to comply in whole or in part with applicable law;

•

to terminate the offer and not accept or exchange any shares of SDRG common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the offer in any respect.

In addition, even if the Offeror has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of SDRG common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

SDRG will effect any extension, termination, amendment or delay by giving oral or written notice to the Depository and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled expiration date. Subject to applicable law and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

The Offeror acknowledges that Rule 14e-1(c) under the Exchange Act requires that the Offeror pay the consideration offered or return the shares of SDRG common stock tendered promptly after the termination or withdrawal of the offer. The Offeror will make the exchange offer for a minimum of 20 business days, as required by SEC rules.

The Offeror confirms to you that if it makes a material change in the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, it will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, the Offeror changes the percentage of shares of SDRG common stock being sought or the consideration offered to you, that change will apply to all holders whose shares of SDRG common stock are accepted for exchange pursuant to the Offeror’s offer, regardless of whether the shares were tendered before or after the change. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offeror will extend the offer until the expiration of that ten business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Toronto time.

Exchange of SDRG Shares; Delivery of the Consideration

Upon the terms and subject to the conditions of the offer, as described in the prospectus, (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange, and will exchange, (i) 9,311,126 shares of common stock of GII; (ii) 186,222 shares of common stock of NRI; (iii) 186,222 Silver Certificates; and (iv) 186,222 NRI Warrants for shares of SDRG common stock validly tendered and not properly withdrawn promptly after the expiration date. In addition, subject to applicable rules of the SEC, the Offeror expressly reserves the right to delay acceptance for exchange of, or the exchange of, shares of SDRG common stock in order to comply with any applicable law. In all cases, exchange of shares of SDRG common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the Depository of certificates for those shares of SDRG common stock (or a confirmation of a book-entry transfer of those shares of SDRG common stock in the Depository’s account at The Depository Trust Company, referred to as “DTC”), a properly completed and duly executed letter of transmittal and any other required documents.

For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares of SDRG common stock validly tendered and not properly withdrawn as, if and when it notifies the Depository of its acceptance of the tenders of those shares of SDRG common stock pursuant to the offer. The Depository will deliver the Consideration in exchange for shares of SDRG common stock pursuant to the offer promptly after receipt of such notice. The Depository will act as your agent for the purpose of receiving the Consideration from the Offeror and transmitting the Consideration to you.

Settlement will be made by the Offeror issuing and delivering shares of GII common stock, an NRI Warrant, a share of NRI common stock and a Silver Certificate. Unless otherwise directed in the letter of transmittal, the GII shares, NRI Warrant, Silver Certificate and NRI share will be issued in the name of the registered shareholder and will be forwarded by first-class mail to such person at the address specified in the letter of transmittal. If no address is therein specified, the GII shares, NRI Warrant, Silver Certificate and NRI share will be forwarded to the address of the shareholder as shown on the register maintained by SDRG. The Silver Certificate shall be redeemable on or after March 31, 2014 by depositing such by registered mail or hand delivery to the office of NRI or the Depository. The NRI Warrant shall be exercisable on or before August 2, 2010 by the holder tendering $190 by registered mail or hand delivered to the office of NRI or the Depository.

Within ten (10) business days of receipt by NRI of an NRI Warrant being exercised, together with a subscription form duly completed and executed, NRI shall deliver or cause to be delivered to the holder of the NRI Warrant an gold certificate representing the ten (10) grams of gold subscribed for and purchased by such holder thereunder (a “Gold Certificate”). The holder of the NRI Warrant must also deliver the applicable payment in order to receive a Gold Certificate. Such payment must be in the form of a certified check, bank draft or money order in US Dollars, payable to NRI. A form of a Gold Certificate is attached as an exhibit hereto and incorporated herein by reference.

If the Offeror does not accept any tendered shares of SDRG common stock for exchange pursuant to the terms and conditions of the offer for any reason (including shares not accepted because of proration), or if certificates are submitted for more shares of SDRG common stock than are tendered, the Offeror will return certificates for such unexchanged shares of SDRG common stock without expense to the tendering stockholder or, in the case of shares of SDRG common stock tendered by book-entry transfer of such shares of SDRG common stock into the Depository’s account at DTC pursuant to the procedures set forth below in The Offer—Procedure for Tendering Shares, page 39, those shares of SDRG common stock will be credited to an account maintained within DTC promptly following expiration or termination of the offer.

Procedure for Tendering Shares

For you to validly tender shares of SDRG common stock pursuant to the offer, either (a) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the Depository at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered shares of SDRG common stock must be received by the Depository at such address or those shares of SDRG common stock must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation,” must be received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below under The Offer—Guaranteed Delivery, page 40.

The term “agent’s message” means a message transmitted by DTC to, and received by, the Depository and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares of SDRG common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that The Offeror may enforce that agreement against such participant.

The Depository has established accounts with respect to the shares of SDRG common stock at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares of SDRG common stock by causing DTC to transfer such shares into the Depository’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares of SDRG common stock may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the Depository at one of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed. The Offeror cannot assure you that book-entry delivery of its shares will be available. If book-entry delivery is not available, you must tender SDRG shares by means of delivery of SDRG share certificates or pursuant to the guaranteed delivery procedures set forth below under The Offer—Guaranteed Delivery, page 40.

Signatures on all letters of transmittal must be guaranteed by an eligible institution (as defined below), except (1) in cases in which shares of SDRG common stock are tendered by a registered holder of shares of SDRG common stock who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) if shares of SDRG common stock are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program or by any other “eligible guarantor institution,” as that term is defined in SEC Rule 17Ad-15 (each of the foregoing is referred to as an “eligible institution”). Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you.

 If the certificates for shares of SDRG common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if the offer consideration is to be delivered, or certificates for unexchanged shares of SDRG common stock are to be issued, to a person other than the registered holder(s), the SDRG share certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

In all cases, the Offeror will exchange shares of SDRG common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the Depository of certificates for shares of SDRG common stock (or timely confirmation of a book-entry transfer of such securities into the Depository’s account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

By executing a letter of transmittal as set forth above, you irrevocably appoint the Offeror’s designee as your attorney-in-fact and proxies, with full power of substitution, to the full extent of your rights with respect to your shares of SDRG common stock tendered and accepted for exchange by the Offeror and with respect to any and all other shares of SDRG common stock and other securities issued or issuable in respect of the shares of SDRG common stock on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that the Offeror deposits with the Depository the Consideration. All such proxies will be considered coupled with an interest in the tendered shares of SDRG common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). The Offeror’s designee will, with respect to the shares of SDRG common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as it, in its sole discretion, deem proper at any annual, special or adjourned meeting of SDRG’s stockholders or otherwise. The Offeror reserves the right to require that, in order for shares of SDRG common stock to be deemed validly tendered, immediately upon the exchange of those shares, the Offeror must be able to exercise full voting rights with respect to those shares.

The method of delivery of SDRG share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depository. If delivery is by mail, the Offeror recommends registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

This prospectus is directed only at persons who are U.S. shareholders (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

Guaranteed Delivery

If a shareholder wishes to deposit his or her SDRG shares pursuant to the offer and (i) the certificates representing the SDRG shares are not immediately available, or (ii) such shareholder is not able to deliver the certificates representing the SDRG shares and all other required documents to the Depository prior to the Expiration Date, such shares of SDRG common stock may nevertheless be deposited pursuant to the offer provided that all of the following conditions are met:

          (a) such deposit is made by or through an eligible institution;

          (b) a properly completed and duly executed notice of guaranteed delivery in the form enclosed herewith (printed on yellow paper), or a manually signed facsimile thereof, is received by the Depository at its office as set forth on the notice of guaranteed delivery, prior to the Expiration Date; and

          (c) the certificates representing deposited shares of SDRG common stock in proper form for transfer, together with a properly completed and duly executed letter of transmittal in the form enclosed herewith (printed on blue paper), or a manually signed facsimile thereof and all other documents required by such letter of transmittal, are received at the office of the Depository set forth on the last page of the letter of transmittal on or before 1:00 p.m. (Toronto time) not later than ten (10) trading days after delivery to the Depository of a properly completed and duly executed notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or sent by facsimile transmission or mail to the Depository at the office specified in the notice of guaranteed delivery and must include a signature guarantee by an eligible institution in the form set forth in such notice of guaranteed delivery.

Matters Concerning Validity and Eligibility

The Offeror will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of SDRG common stock, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law. The Offeror reserves the absolute right to reject any and all tenders of shares of SDRG common stock that it determines is not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any shares of SDRG common stock. No tender of shares of SDRG common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of SDRG common stock have been cured or waived. None of the Offeror, the Depository or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of SDRG common stock or will incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.

If you have any questions about the procedure for tendering shares of SDRG common stock, please contact GII, NRI or GOG at their respective address and telephone number set forth on the back cover of this prospectus.

Withdrawal Rights

Any shares of SDRG common stock deposited in acceptance of the offer may be withdrawn by or on behalf of the depositing shareholder (unless otherwise required or permitted by applicable law):

          (a) at any time at the place of deposit before the expiration of twenty (20) days from the date of the offer, namely prior to midnight (Toronto time/Eastern Time Zone) on _______, 2010; and

          (b) at any time after thirty (30) days from the date of the offer, namely after midnight (Toronto time/Eastern Time Zone) on ___________, 2010, provided that the SDRG shares have not been taken up and paid for by the Offeror prior to the receipt by the Depository of the notice of withdrawal in respect of such shares of SDRG common stock.

In addition, if:

          (c) there is a variation of the terms of the offer before the Expiration Date (including any extension of the period during which SDRG shares may be deposited hereunder or the modification of a term or condition of the offer, but excluding, unless otherwise required by applicable law, a variation consisting solely of an increase in the consideration offered where the time for deposit is not at the same time extended for more than ten (10) days); or

          (d) on or before the Expiration Date or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the shares of SDRG common stock, a change occurs in the information contained in the prospectus, as amended from time to time, that would reasonably be expected to affect the decision of a shareholder to accept or reject the offer, unless such change is not within the control of the Offeror or affiliates of the Offeror (except, to the extent required by applicable law, where it is a change in material fact relating to the SDRG common stock);

then any SDRG shares deposited under the offer and not taken up and paid for by the Offeror at such time may be withdrawn by or on behalf of the depositing shareholder at the place of deposit at any time until the expiration of ten (10) days after the date upon which the notice of such change or variation is mailed, delivered or otherwise communicated, subject to abridgement of that period pursuant to such order or orders as may be granted by the applicable courts or securities regulatory authorities.

In order for any withdrawal to be made, notice of the withdrawal must be in writing (which includes telegraphic communication or notice by electronic means that produces a printed copy), and must be actually received by the Depository at the place of deposit of the applicable SDRG common stock or by facsimile transmission to the Toronto office of the Depository within the period permitted for withdrawal. Any such notice of withdrawal must be: (i) signed by or on behalf of the person who signed the letter of transmittal that accompanied the shares of SDRG common stock to be withdrawn and (ii) specify the number of SDRG shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the SDRG shares to be withdrawn. Any signature in a notice of withdrawal must be guaranteed by an eligible institution in the same manner as in the letter of transmittal (as described in the rules and instructions set out in such letter).

All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by the Offeror in its sole discretion, and such determination shall be final and binding.

If the Offeror is delayed in taking up for shares of SDRG common stock or is unable to take up for SDRG shares for any reason, then, without prejudice to the Offeror’s other rights, SDRG shares may not be withdrawn except to the extent that depositing holders of SDRG common stock are entitled to withdrawal rights as set forth in this Section or pursuant to applicable law.

Any shares of SDRG common stock withdrawn will be deemed not validly deposited for the purposes of the offer, but may be redeposited at any subsequent time prior to the Expiration Time by following any of the procedures described herein.

In addition to the foregoing rights of withdrawal, shareholders are entitled to statutory rights of rescission in certain circumstances.

Mail Service Interruption

Notwithstanding the provisions of the letter of transmittal or the notice of guaranteed delivery, the certificates for the GII common stock, the certificates for the NRI common stock, the Silver Certificates, the NRI Warrants and the certificates for any shares of SDRG common stock to be returned will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to any certificates which are not mailed for the foregoing reason may take delivery thereof at the office of the Depository to which the deposited certificates for shares of SDRG common stock were deposited, upon application to the Depository, until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section as soon as reasonably practicable after the making of such determination.

Notice

Any notice to be given by the Offeror or the Depository pursuant to the offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered shareholders at their addresses as shown on the register of SDRG and will be deemed to have been received on the first day following the date of mailing which is not a Saturday, Sunday or statutory holiday in the Province of Ontario. These provisions apply notwithstanding any accidental omission to give notice to anyone or more shareholders and notwithstanding any interruption of mail services in Canada following mailing. In the event of any interruption of mail service following mailing, the Offeror intend to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depository may give under the offer will be deemed to have been properly given and to have been received by shareholders if it is published once in a national newspaper.

Wherever the offer calls for documents to be delivered to the Depository, such documents will not be considered delivered unless and until they have been physically received at the address listed for the Depository on the letter of transmittal or notice of guaranteed delivery, as applicable.

Announcement of Results of the Offer

The Offeror will announce by press release the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether the Offeror will accept the tendered shares of SDRG common stock for exchange, promptly after expiration of the offer.

Ownership of GII after the Offer

On April 13, 2010, 76,701,501 shares of GII common stock were outstanding, including shares issuable on the exercise of outstanding stock options. Based on the exchange ratio for the offer, if 18,622,251 of SDRG common stock are exchanged for the Consideration, former SDRG stockholders would own, in the aggregate, approximately 10.8% of the outstanding shares of GII common stock.

Ownership of NRI after the Offer

On April 21, 2010, 17,636,299 shares of NRI common stock were outstanding, including shares issuable on the exercise of outstanding stock options. Based on the exchange ratio for the offer, if 18,622,251 of SDRG common stock are exchanged for the Consideration, former SDRG stockholders would own, in the aggregate, approximately 1.04% of the outstanding shares of NRI common stock.

Accounting Treatment

For the purposes of these rules, a registered person shall account for all assets and liabilities in such a way that recognizes the substance of a transaction, an arrangement or a position.

For the purposes of these rules, a registered person shall ensure that his accounting policies are in accordance with this section and seek the Commission’s approval before adopting a different accounting policy.

Taxation

The following is a discussion of certain U.S. federal income tax consequences of the offer to holders of SDRG common stock whose stock is exchanged for the Consideration pursuant to the offer. The discussion is based on the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the “Code,” applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect as of the date of this offer, all of which may change, possibly with retroactive effect. The discussion applies only to stockholders who hold their SDRG common stock as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, persons who acquired their SDRG common stock upon the exercise of stock options or otherwise as compensation, financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold SDRG common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, or persons that have a functional currency other than the United States dollar. This discussion does not address the U.S. federal tax consequences to any stockholder of SDRG who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any state, local or foreign tax consequences of the offer.

Because individual circumstances may differ, each stockholder should consult such stockholder’s tax advisor regarding the applicability of the rules discussed below to such stockholder and the particular tax effects to such stockholder of the offer, including the application and effect of state, local, and foreign tax laws.

The receipt of the Consideration in exchange for SDRG common stock pursuant to the offer is expected to be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who exchanges SDRG common stock pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the fair market value on the date of acceptance for exchange pursuant to the offer of the Consideration received and the holder’s adjusted tax basis in the SDRG common stock exchanged pursuant to the offer. Gain or loss will be determined separately for each block of SDRG common stock (i.e., SDRG common stock acquired at the same cost in a single transaction) exchanged pursuant to the offer. Any such gain or loss generally will be long-term capital gain or loss if the stockholder has held the SDRG common stock for more than one year on the date of acceptance for exchange pursuant to the offer. Long-term capital gain of non-corporate stockholders is generally taxable at a maximum rate of 15%. Certain limitations apply to the use of capital losses.

A holder’s tax basis in the GII common stock and NRI common stock received pursuant to the offer will equal its fair market value on the date of acceptance for exchange pursuant to the offer. A holder’s holding period in the GII common stock and the NRI common stock received will begin the day following the date of acceptance for exchange pursuant to the offer.

No Dissenters’ Rights

Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest, as determined by a statutorily prescribed process, which may include a judicial appraisal process. Dissenters’ rights are not available to SDRG shareholders in this offer.

Effect of the Offer on the Market for Shares of SDRG Common Stock; Registration under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares of SDRG Common Stock

According to SDRG’s Quarterly Report on Form 10-K for the period ended December 31, 2009, the shares of SDRG common stock are quoted on the Over-the-Counter Bulletin Board and there were approximately 381 holders of record of SDRG common stock as of March 28, 2010. The exchange of shares of SDRG common stock by the Offeror pursuant to the offer will reduce the number of holders of SDRG common stock and the number of shares of SDRG common stock held by individual holders and could adversely affect the liquidity and market value of the shares of SDRG common stock.

Registration under the Exchange Act

Based upon SDRG’s public filings with the SEC, the Offeror believes that SDRG common stock is currently registered under the Exchange Act. The Offeror does not expect the offer to result in the termination of the registration of the SDRG common stock under the Exchange Act.

Margin Regulations

SDRG common stock is not a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, and is therefore not subject to the margin regulations of the Federal Reserve Board.

Conditions of the Offer

Notwithstanding any other provision of the offer, the Offeror is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of SDRG common stock, and may terminate or amend the offer, if, at the expiration date, any of the following conditions have not been satisfied or, to the extent legally permissible, waived:

•

the “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•

that shareholders validly deposit under the offer and not withdraw or waive an aggregate amount of not less than 20% of the shares of outstanding SDRG common stock, on a fully diluted basis immediately prior to the expiration of the offer;

In addition, notwithstanding any other provision of the offer, the Offeror is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of SDRG common stock, and may terminate or amend the offer, if, at any time on or after the date of this prospectus and before the expiration of the offer, any of the following conditions exist:

(i)

no interim or final relief shall have been granted in any action, suit or proceeding in, before or by any domestic or foreign court, tribunal or governmental agency or other regulatory or administrative agency or commission or before or by any elected or appointed public official in the United States or elsewhere (whether or not having the force of law) and no law, regulation or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated or applied, which (in any such case) prevents the Offeror from proceeding with the offer or with the taking up and paying for SDRG shares; or

(ii)

no action, suit or proceeding shall have been commenced in, before or by any domestic or foreign court, tribunal or governmental agency or other regulatory or administrative agency or commission or before any elected or appointed public official in the United States or elsewhere (whether or not having the force of law) and no law, regulation or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated or applied, which (in any such case): (i) in the sole opinion of the Offeror has merit and questions the right of the Offeror lawfully to proceed with the offer or take up and pay for the shares of SDRG common stock; or (ii) in the sole opinion of the Offeror materially adversely affects any of the assets or properties of SDRG; or

(iii)

the Offeror shall have determined in its sole judgment that SDRG has not taken any action which might make it inadvisable for the Offeror to proceed with the offer and/or with the taking up and paying for SDRG common stock under the offer including, without limiting the generality of the foregoing, any agreement or understanding relating to the sale, disposition of or other dealing with any of the assets of SDRG or any part thereof or interest therein or relating to SDRG’s rights to manage, operate or control any of its assets or any part thereof or relating to the purchase, subscription, reservation, allotment or issuance of any unissued shares or securities convertible into shares of SDRG or any agreement, option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature; or

(iv)

there shall not have occurred (or, if there shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing, prior to the commencement of the offer) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, of SDRG or any of its subsidiaries considered on a consolidated basis which, in the sole judgment of the Offeror, is materially adverse or may be considered to be significant to a purchaser of shares of SDRG common stock; or

(v)

all requisite approvals and consents of any governmental or regulatory authority (including, without limitation, any stock exchange or other regulatory authorities) required to be obtained in order that the Offeror may proceed with the offer and take up SDRG common stock tendered pursuant to the offer shall have been obtained on terms satisfactory to the Offeror in their sole judgment prior to the Expiration Date and shall not have been revoked or amended; or

(vi)	no material change concerning any of the assets and liabilities of SDRG shall have occurred on or before the Expiration Date.

Also, the Offeror will only take up shares of SDRG common stock in round lots of one hundred (100) from each shareholder.

The foregoing conditions are for the sole benefit of the Offeror and may be waived by the Offeror at its sole option in whole or in part at any time and from time to time without prejudice to any other rights, which the Offeror may have under the offer. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be exercised or asserted at any time and from time to time. Any determination by the Offeror concerning the events described in this Section will be final and binding.

Any waiver of a condition or the withdrawal or termination of the offer shall be effective upon oral or written notice by the Offeror to that effect. The Offeror shall, forthwith after giving any such notice, make a public announcement of such waiver, withdrawal or termination and notify shareholders. If the offer is withdrawn or terminated, the Offeror shall not be obligated to take up and pay for any SDRG common stock deposited under the offer and will return all certificates representing shares of SDRG common stock and letters of transmittal to the parties who deposited them.

Return of SDRG Shares

Any deposited shares of SDRG common stock not taken up and paid for by the Offeror will be returned at the Offeror’s expense promptly after the Expiration date by either sending new certificates representing SDRG shares not purchased or returning the deposited certificates (and other relevant documents).

Certificates (and other relevant documents) will be forwarded by first class insured mail in the name of and to the address specified by the shareholder in the letter of transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by SDRG as soon as practicable following the Expiration Date or withdrawal or termination of the offer.

Dividends and Distributions

If on or after the date of this prospectus, SDRG:

               (a) splits, combines or otherwise changes its shares of common stock or its capitalization,

               (b) acquires shares of its common stock or otherwise causes a reduction in the number of outstanding shares,

               (c) issues or sells any additional shares of its common stock (other than shares or options issued to employees or directors in the ordinary course of business consistent with past practice), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, or

               (d) discloses that it has taken such action,

then, without prejudice to the Offeror’s rights under The Offer—Extension, Termination and Amendment and —Conditions of the Offer, the Offeror may, in its sole discretion, make such adjustments in the exchange ratio and other terms of the offer as it deems appropriate including, without limitation, the number or type of securities to be acquired.

Certain Legal Matters; Regulatory Approvals

The Offeror is not aware of any governmental license or regulatory permit that appears to be material to SDRG’s business that might be adversely affected by the Offeror’s acquisition of shares of SDRG common stock pursuant to the offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Offeror’s acquisition or ownership of shares of SDRG common stock pursuant to the offer. Should any of these approvals or other actions be required, the Offeror currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to the Offeror, SDRG or any of their respective subsidiaries, which could result in the failure of a condition to the offer. The Offeror’s obligation under the offer to accept for exchange and exchange shares of SDRG common stock is subject to certain conditions. See The Offer—Conditions of the Offer, page 46.

Commitments to Tender

There are no commitments to tender or refrain from tendering any SDRG Shares.

Relationships with SDRG

Except as set forth below and elsewhere in this prospectus, neither GII, NRI nor GOG, nor any of their affiliates nor, to the best of their knowledge, any of their directors or executive officers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of SDRG, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus, there are no past, present or proposed material contracts, negotiations or transactions between GII, NRI GOG, or any of their affiliates, and SDRG or any of its affiliates, concerning a merger, consolidation or acquisition, an exchange offer or other acquisitions of securities, election of directors, or sale or other transfer of a material amount of assets. See, Background of the Offer, page 34.

None of NRI’s, GII’s or GOG’s affiliates beneficially owns any shares of SDRG common stock.

Source of the Consideration

The GII common stock and NRI common stock shall be fully paid and non-assessable and issued by GII from shares authorized for issuance.

NRI will provide the Silver Certificates pursuant to an agreement, dated January 31, 2010 by and between NRI and GOG. Such agreement is attached hereto and incorporated by reference herein. NRI will provide the NRI Warrants pursuant to the same agreement.

Depository

The Offeror has appointed Heritage Transfer Agency Inc. and Heritage Trust Company as the Depository for the receipt of certificates representing the shares of SDRG common stock and letters of transmittal deposited pursuant to the offer. In addition, the Depository will receive notices of guaranteed delivery of the offer. The duties of the Depository also include assisting in making settlement pursuant to the offer. The Depository will receive a fee of Fifty Thousand Dollars ($50,000), a fee of Ten Dollars ($10) for each deposit and Three Dollars ($3) for each certificate returned, will be reimbursed by the Offeror for its out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the offer.

Tendering shareholders will not be obliged to pay brokerage commissions on the sale of their SDRG common stock hereunder if the offer is accepted by transmitting their shares of SDRG common stock directly to the Depository. Shareholders should contact the Offeror or the Depository for assistance in accepting the offer and in depositing SDRG common stock, letters of transmittal and notices of guaranteed delivery with the Depository.

Other Terms of the Offer

          (a) The offer and all agreements resulting from acceptance hereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably submits to the jurisdiction of the courts of the Province of Ontario.

          (b) No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized.

          (c) The provisions of the letter of transmittal and the notice of guaranteed delivery, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of the offer.

          (d) The Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the letter of transmittal and the notice of guaranteed delivery, the validity of any acceptance of this offer and the validity of any withdrawals of SDRG common stock.

GII’s BUSINESS

History

GII was incorporated as Acheivor Recovery Limited in Nevada on May 30, 2000. On January 25, 2005, it changed its name to Rapid Recovery Health Services Inc. and its common shares were split on a 7 to 1 basis. By Certificate of Amendment, dated November 20, 2006, the name was changed to Tennalta Petroleum Corp. and its common shares were consolidated on a 1 for 100 basis. TennAlta Petroleum Corp. had one director, David Alexander. Mr. Alexander resigned on May 1, 2007 and Lawrence Zeiben was appointed as the sole director. Mr. Zeiben was also appointed President, Secretary and Treasurer at that time. TennAlta Petroleum Corp. changed its name to GRIT International Groups Inc. on May 7, 2007. On July 9, 2007, a one-for-one thousand reverse stock split was completed. On December 1, 2008 GRIT International Groups Inc. changed its name to GRIT International Inc. On December 15, 2008, GII completed a one-for-twenty reverse stock split. As of December 15, 2008, there were 2,427,250 shares of GII common stock outstanding. GII is currently located in Grande Prairie. Global Emerging Markets Limited (GEM North America, New York, New York) is providing a €5 million equity line of credit facility to GII.

General

GII is a corporation incorporated under the laws of Nevada and located in Grand Prairie, Alberta, Canada. GII is consolidator of small to mid-size industrial company operations. It focuses on viable small to mid-sized companies with $5,000,000 to $20,000,000 in gross revenues. GII specializes in the industrial composite abrasives blasting sector as well as the coatings industry sector. GII is attempting to become an industry leader in these industry sectors by acting as a consolidator.

GII is divided into two divisions, the industrial services division and the financial services division. The financial services division is the fundamental support group for corporate funding developments and for customer financing. GII’s core business is the industrial services division. GII’s operations specialize in the blasting, painting and/or coatings of newly manufactured raw goods.

GII plans to merge viable industrial composites abrasives blasting and paint/coatings companies in order to gain a combined wealth of industry related experiences and expertise. Furthermore, GII plans to further these sectors by developing advancements in proprietary technological applications that would focus on delivering increased productivity. Another focus of GII is on the newly manufactured products of raw materials.

In the industrial services division, GII is a specialized corrosion and physical/mechanical wear management company that delivers polymer solutions for maintenance projects to clients across Canada. GII plans to establish a center of expertise for specialty polymer solutions and to assist customers across a number of business platforms, including product sales, application services and inspection/training services. GII specializes in the application of high performance linings and coatings in the industrial market.

GII has offered customers specialized linings and coatings that are capable of withstanding high temperatures and higher concentrations of acids and caustics and engineering specialty polymers that are utilized by professional engineers and industrial mechanics to restore and/or rebuild worn metal components. GII offers ceramic products that are utilized by professional engineers to rebuild and protect fluid flow equipment that has been damaged by the effects of erosion and corrosion. GII also offers buildings and structures products such as waterproofing, flooring, walls and concrete restoration. GII also has opportunities in the refurbishment of underground pipelines with spray in place pipe lining. This new opportunity delivers a cost effective way of rebuilding and lining existing buried pipelines without the need of excavating the entire pipe.

Research and Development and Intellectual Property

Through GII’s planned acquisitions, proprietary intellectual properties will become a part of GII’s research and development department. GII does not own any patents at this time.

Competition

The industry is fragmented and scattered throughout the North American Continent. Less than one tenth (1/10th) of businesses in the composite abrasives blasting painting/coatings industry have annual revenues exceeding $5 million. No multi-national companies are currently in existence.

There are multiple competitors in Canada who usually offer one of these three distinct areas of service: (i) providing maintenance coating products to industry, (ii) industrial sandblasting and painting and (iii) inspection services for the industrial coatings market. GII combines the expertise of a high end specialized product line with expertise in application service and is able to provide client training & inspection services under one roof. There are very few competitors that provide this broad combination of service in Canada today.

Government Regulation

Currently the industry is somewhat unregulated. However there are third party guidelines that impact this industry. Employment Codes, Worker’s Compensation Act, Employee’s Safety Standards Acts have indirect implications on the industry. GII’s assessments of the industry and its awareness will mandate changes to environmental guidelines, procedures, and protocols needing implementation for the betterment of GII’s future generations.

Employees

GII currently has 9 employees.

Seasonality

Aspects of the industry can be seasonal in nature. However, most service requirements are needed throughout the year, including the manufacturing of raw materials, refurbishing, preventative maintenance inspection servicing, provincial and federal inspecting services.

GII’S PROPERTIES

GII’s main office is located in Grande Prairie, Alberta. The head office is a leased facility which provides office space for the administration and senior management. The lease is for 24 months with Herba Building, Grande Prairie, Alberta. There is inventory storage as well as shop space for contracts that are completed for projects sent to head office. Future plans for branch offices in strategic locations are also being considered.

GII’S LEGAL PROCEEDINGS

GII has not been a party to any legal proceedings over the last three years.

GII’S SELECTED FINANCIAL DATA

Consolidated Balance Sheets
As at February 28, 2010 and November 30, 2009

	February 28 2010	November 30 2009
ASSETS
Current
Cash (Notes 1 and 2)	$98,193	$18,719
Accounts receivable	76,159	66,682
Prepaid and sundry assets	18,015	110,000

	192,367	195,401

Investments (Note 3)	107,500	107,500

Goodwill (Note 4)	112,350	120,000

Capital Assets (Notes 1 and 5)	1,442,611	1,450,989

	$1,854,828	$1,873,890

LIABILITIES
Current
Accounts payable and accrued liabilities	$242,464	110,808
Goods and Services tax payable	14,714	36,430
Truck Loans (Note 6)	31,307	56,270
Loan payable, current portion (Note 7)	40,000	40,000
Mortgage payable, current portion (Note 8)	65,812	69,790

	394,297	279,721

Long-term
Loan payable, net of current portion (Note 7)	120,000	160,000
Mortgage payable, net of current portion (Note 8)	687,612	693,876
Due to shareholder (Note 9)	200,163	200,163
Other loans payable (Note 10)	210,000	210,000

	1,217,775	1,264,039

CAPITAL
Capital Stock (Note 11)	747,790	747,790
Deficit	(505,034)	(451,237)

	242,756	296,553

	$1,854,828	$1,873,890

Consolidated Statements of Operations
For the 3 months ended February 28, 2010 and 2009

	2010	2009

Revenue	$304,543	$313,026

Cost of Goods Sold	141,137	130,418

Gross Profit	163,405	182,608

Expenses
Accounting and legal	2,399	4,966
Advertising and promotion	1,514	926
Business fees and licenses	10,600	1,460
Property taxes	—	—
Insurance	2,910	2,894
Interest and bank charges	1,148	2,082
General and office	8,218	1,312
Equipment lease	9,844	5,310
Repairs and maintenance	11,932	14,640
Fuel, oil and gas	1,686	3,196
Telecommunications	4,724	4,968
Travel and entertainment	13,213	6,585
Utilities	494	694
Wages and salaries	31,741	21,121

	100,421	77,154

Operating income (loss) before the following:	62,984	105,454

Interest (expense) income	(9,456)	(15,471)
Amortization	(41,085)	(27,225)
Management fee (expense) income	(66,240)	120,612

	(116,781)	77,916

Net Profit (Loss)	$(53,797)	$183,370

Profit (Loss) Per Share	$(0.0007)	$0.0024

Fully-Diluted Profit (Loss) per Share	$(0.0007)	$0.0024

Consolidated Statements of Deficit
For the 3 months ended February 28, 2010 and 2009

	2010	2009

Deficit, Beginning of year	$(451,237)	$(344,640)

Add: Extraordinary Item (Note *)	—	—

Net profit (loss)	(53,797)	183,370

Deficit, End of year	$(505,034)	$(161,270)

Consolidated Statements of Cash Flows
For the 3 months ended February 28, 2010 and 2009

	2010	2009

OPERATING ACTIVITIES

Net profit (loss)	$(53,797)	$183,370
Adjustment for non-cash items : Amortization	41,085	27,225

	(12,712)	210,595

Changes in non-cash operating assets and liabilities	161,748	161,224

Cash Provided by (Expended in) Operating Activities	149,036	340,599

INVESTING ACTIVITIES

Purchase of capital assets (net of disposals)	(34,163)	(613,937)

Cash Provided by (Expended in) Investing Activities	(34,163)	(613,937)

FINANCING ACTIVITIES

Issuance of common stock	—	174,340
Due to shareholder	—	(35,735)
Truck loans payable	(24,963)	56,270
Loans payable	—	170,000
Mortgage payable	(10,436)	(75,838)

Cash Provided by (Expended in) Financing Activities	(35,399)	289,037

NET CHANGE IN CASH	79,474	15,699

CASH, Beginning of year	18,719	133,968

CASH, End of year	$98,193	$149,687

MARKET FOR GII’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

GII’s common stock is quoted on the Frankfurt Stock Exchange under the symbol “3GR1”. The following table sets forth high and low sales prices of GII common stock for each fiscal quarter for the last two fiscal years as reported by the Frankfurt Stock Exchange, based on closing prices. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low

Year Ended November 30, 2009

First Quarter ended February 28, 2009	$2.80	$2.65
Second Quarter ended May 31, 2009	$1.30	$1.25
Third Quarter ended August 31, 2009	$1.40	$1.40
Fourth Quarter ended November 30, 2009	$0.70	$0.70

	High	Low

Year Ended November 30, 2008

First Quarter ended February 29, 2008	$0.98	$0.95
Second Quarter ended May 31, 2008	$1.16	$1.10
Third Quarter ended August 31, 2008	$0.72	$0.70
Fourth Quarter ended November 30, 2008	$0.44	$0.43

As of April 13, 2010, there were approximately 81 record holders of GII’s common stock, not including shares held in “street name” in brokerage accounts which is unknown. As of April 13, 2010, there were approximately 76,701,505 shares of GII’s common stock outstanding on record.

Dividends

No dividends have been paid.

Transfer Agent and Registrar

The transfer agent and registrar for GII’s common stock is Heritage Trust Company, 4 King Street West, Suite 1320, Toronto, Ontario M5H 1B6.

GII MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

Principles of Consolidation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada and include the accounts of GRIT International Inc. (a Nevada Corp) and its subsidiaries (all of which are Alberta, Canada based corporations) ENS Janitorial Services Ltd., Aaims Superior Storage Ltd., PCL Ventures Ltd., and Grit Canada Acquisitions Inc.

Capital Assets and Amortization

GII records capital assets at historical cost and annually provides for amortization. Amortization rates are calculated to write off the assets over their estimated useful life as follows:

Building	-	4% declining balance
Fence	-	10% declining balance
Equipment	-	20% declining balance
Equipment - Computers	-	30% declining balance
Equipment - Motorized	-	30% declining balance
Parking Lot	-	80% declining balance
Software	-	100% declining balance

Foreign Currency Translation

GII translates its foreign denominated monetary assets and liabilities at the exchange rate prevailing at year-end. Non-monetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at the rate of exchange in effect at the time of the transaction. Exchange gains or losses are included in operations.

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

Cash and Cash Equivalents

Cash and cash equivalents include cash on account and demand deposits.

Measurement Uncertainty

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results would differ from those estimates.

Future Income Taxes

GII uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, future income taxes are recognized for temporary differences between the tax and financial statement bases of assets and liabilities and for certain carry forward items. Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment or substantive enactment.

Stock Based Compensation

GII accounts for its stock option plan using the fair value method. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and expensed over the service period which equals the vesting period. There were no outstanding stock options.

Investments

Investments are stated at cost less any provision for any other than temporary decline in market value.

Revenue Recognition

Since collection is reasonable assured, GII recognizes revenue it revenue at the point of sale.

Accounts Receivable and Related Reserves

GII takes a reserve on accounts receivables that are not collected within 90 days.

Contingencies

GII has no contingent liabilities.

Results of Operations

GII acquired AAIMS, through its wholly owned subsidiary GRIT Canada Acquisitions Inc., through a share exchange which was completed on August 1, 2008; thereby providing an incomplete fiscal period of only four (4) months. GII also assumed ENS, through its wholly owned subsidiary GRIT Canada Acquisitions Inc., through the assumption of a share purchase agreement; effectively commencing on June 29, 2008; thereby providing an incomplete fiscal period of only five (5) months.

Operations Comparative for 3 – 6 Month Period Ending November 30, 2008 and November 30, 2009

Comparing the same period of July 2008 to November 2008 verses July 2009 to November 2009, there was a revenue increase of 327.8% due to the additional consolidation of PCL Ventures Ltd. through a share exchange.

	(5- Month) Nov. 2008	(5-Month) Nov. 2009

GII Same Period Comparative Five (5) Months
(Compared to Prior Period)	$130,000	$556,128

Operations Comparative for 12 Month Period Ending November 30, 2008 and November 30, 2009

Comparing the annualized 12 month periods ending November 30, 2008 to November 30, 2009, there was a revenue increase of 958.46% due to the additional consolidation of PCL Ventures Ltd. GII now controls ENS Janitorial Services Ltd, Aaims Superior Storage Ltd, PCL Ventures Ltd, and the wholly owned subsidiary, GRIT Canada Acquisitions Inc. Management pursued the above noted acquisitions in order that GII reach its potential of becoming a consolidator.

	(12-Month) Nov. 2008	(12-Month) Nov. 2009

GII Same Period Comparative Twelve (12) Months
(Compared to Prior Period)	$130,000	$1,376,000

Capital Resources and Liquidity

GII relies on advances from exercise of options, offering of flow-through shares and private placements to finance its obligations and working capital. GII will continue its attempt to acquire and/or merge with viable businesses and to finance the administrative costs including but not limited to legal and accounting fees. GII will need approximately $1,000,000 in operating expenses in the year 2010

Research and Development

Over the next twelve months, GII expects to spend approximately $250,000 on research and development in the application of internal coating/linings and adhesives.

Employees

GII plans to add at least two (2) executives and three (3) administrative personnel over the next twelve months costing $300,000 in additional costs.

Expenses

GII expects to incur operating expenses of approximately $600,000, through its planned efforts of expansion, over the next twelve months.

GII’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

GII is not subject to market risk.

GII’S OFF-BALANCE SHEET ARRANGEMENTS

There are no off-balance sheet arrangements.

GII’S CONTRACTUAL OBLIGATIONS

Other than the lease for its office, GII has no contractual obligations.

GII’S DIRECTORS AND EXECUTIVE OFFICERS

GII’s Board of Directors consists of 3 directors. During the fiscal year ended November 30, 2009, the Board of Directors of GII held a total of 8 meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and at least 75% of the meetings of all committees on which he served.

The Board of Directors is comprised as follows:

Lawrence Zeiben, 43, Chairman – Mr. Zeiben has been a director since May 1, 2007. He researched the advantages of developing a public entity for ten (10) years. Worked for seventeen (17) years as a tax advisor and financing administrator for private companies. Mr. Zeiben acted as Controller-CFO for an oil and gas testing company, for a gas instrumentation company and for a commercial concrete foundations company. He held the position of senior regional manager for a funding company.

Lorne LaRochelle, 39– Mr. LaRochelle has been a director since November 9, 2007. Mr. LaRochelle was a partner for Superior Wash and Storage Ltd.

Costa Coboyannis, 48– Mr. Coboyannis was involved in the financial industry for twenty (20) years and has consulted for the last few years for private and public oil and gas companies.

GII currently has four un-announced candidates whom are to be addressed to its advisory board.

The executive officers of GII are as follows:

Name	Age	Position

Lawrence Zeiben	43	President, Chief Executive Officer & Treasurer

Lorne LaRochelle	39	Chief Operations Officer & Secretary

Lawrence Zeiben - Mr. Zeiben has fourteen years of accounting experience. Mr. Zeiben owns Tymex Capital Corporation. He has over a decade of experience as a financial and tax consultant to multiple private companies.

Lorne LaRochelle – Mr. LaRochelle has been a director since November 9, 2007. Mr. LaRochelle was a partner for Superior Wash and Storage Ltd.

Committees of the Board of Directors

GII’s Board of Directors has no committees.

Code of Conduct

GII has not adopted a code of conduct.

Board Vacancies

Board vacancies are filled by the remaining members of the GII’s Board of Directors.

GII EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors of GII, as a whole, determines the level of compensation in respect of GII’s executives. There are no pension plan benefits in place for the executives and no executive is indebted to GII. There are no plans in place with respect to the executives for termination of employment or change in responsibilities.

SUMMARY COMPENSATION TABLE

The following table sets forth the aggregate compensation earned by GII’s senior during 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Interest ($)	Total ($)

Lawrence Zeiben-President, Chief Executive Officer & Treasurer	2009	3,500	105,000	108,500

	2008	0	0	0

Lorne La Rochelle- Chief Operations Officer & Secretary*	2009	120,000	0	120,000

	2008	0	0	0

*	Mr. La Rochelle is paid for management and consulting services via a private company that he controls.

COMPENSATION COMMITTEE REPORT

GII sets its executive compensation at a base of $10,000 a month with a future incentive compensation plan derived over earnings and net profits as well as growth.

COMPENSATION OF DIRECTORS

The members of the Board of Directors of GII are not compensated.

NRI’s BUSINESS

History

Nirek Resources Inc. was incorporated in Ontario as Dublin Castle Investments Inc. on August 6, 2004. It changed its name to Nirek Resources Inc. on August 2, 2007. Shareholders in Dublin Castle Investments Inc. were given one share in NRI for every 10 shares they held in Dublin Castle Investments Inc. On August 17, 2007 NRI shares began trading on the Frankfurt Stock

Exchange, Germany under the symbol: 3N6. Also in August, 2007, the common stock of NRI was consolidated one a one-for ten basis. As of April 21, 2010, there were 17,636,299 shares of NRI common stock outstanding.

General

NRI is a corporation incorporated under the laws of Ontario in 2004. It is a Canadian based exploration company that is focused primarily on gold and secondarily on other precious and base metals in Canada. NRI currently has one mining property in Quebec. Outside of Canada, NRI is negotiating with two companies who have producing gold properties for NRI to participate as a joint venture partner. NRI shares trade on the Frankfurt Stock Exchange (Deutsche Boerse).

NRI’s objective is to acquire mineral properties that had previous exploration work which indicated a potential resource. NRI looks for properties that have proven grade values where further exploration is required. The primary focus is precious metals, particularly gold and silver, although base metal properties with some precious metal content are also possible exploration candidates.

The company originally acquired options on gold mining properties in Northern Ontario, specifically in the Timmins and Kirkland Lake area. NRI had preliminary exploration done and geological reports prepared on three properties, however lease agreements were not renewed since an analysis of their economic value determined further expenditure was not justified. A fourth property, which NRI currently has an option agreement on, is Sarah Lake, Quebec, Canada. NRI had geologist on the property in May, 2009. The prepared technical report recommended a program to further explore the property.

Besides Canadian mineral properties, NRI has looked at prospective mineral properties in the USA, Mexico and Peru. The primary focus is Canadian properties and secondarily the USA and Mexico. NRI uses independent geologists to assess its properties and, when favorable, recommend a program for further exploration.

Competition

There are approximately 1500 publicly listed companies in Canada on the Toronto Stock Exchange (including the Venture Exchange) and the Canadian Venture Exchange engaged in mineral exploration in countries worldwide. NRI’s primary experience is in Canada where there are many independent prospectors who focus on geographic areas in the province where they reside. These prospectors, and their companies, usually have a number of properties they have staked claims on and done some preliminary exploration work on. Since NRI is a public traded company, it has the advantage of being able to offer its stock in part payment to acquire option agreements on claims.

Government Regulation

Generally, small exploration projects will trigger few actual approvals. However, many environmental regulations and standards will apply whether there is a specific approval to be issued or not. The kind of exploration work NRI undertakes is usually encouraged by governments with some jurisdictions providing tax credit incentives or a rebate for costs. Once a project reaches consideration of an actual mine being established, there are a number of environmental permits and approvals required, for example by the First Nation people in Canada. However, NRI does not presently have any project at the stage of mine feasibility and will not have any in the foreseeable future.

Employees

NRI has one of its directors as well one individual administer operating its day-to-day business. For exploration work, NRI hires independent geologists and exploration contractors.

Seasonality

Actual exploration can be seasonal depending on the location of the property. The Sarah Lake property in northern Quebec is best assessed by a float plane which gives a window from May to October, when the lake is unlikely to be frozen.

NRI’S PROPERTIES

NRI has an option to acquire 100% of 19 claims on a contiguous property block, referred to as Sarah Lake, situated in Northern Quebec approximately 75 miles south of the Labrador border city of Wabush. NRI contracted with Derek McBride Geological and Management Services to do an on-site assessment and provide recommendations for future evaluation of the property. Dr. McBride’s report confirmed a large mineralized area exists near the surface but what has been evaluated thus far has not indicated as being economic alone. He recommends “further exploration should be aimed at expanding the mineralized area and attempting to understand its controls”. The option agreement with Fenton Scott is in its second option period.

NRI’S LEGAL PROCEEDINGS

NRI is not presently involved, nor has been involved since its inception, with any legal action.

NRI’S SELECTED FINANCIAL DATA

Balance Sheet As at January 31, 2010 and July 31, 2009

	January 31 2010	July 31 2009

Assets

Current assets:
Cash	$455	52,530
Accounts receivable	7,417	7,164

	7,872	59,694

Mining claims and deferred exploration expenditures (Notes 2 and 3)	58,368	60,565

Investment in Millstream Mines Ltd. (Note 4)	160,000	160,000

Investment in Ofek Capital Corp. (Note 4)	79	79

	$226,319	280,338

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$42,244	41,306

Shareholders’ equity:
Capital stock (note 5)	755,994	755,994
Deficit	(571,919)	(516,962)

	184,075	239,032

	$226,319	280,338

Statements of Earnings For the six months ended January 31, 2010 and 2009

	January 31 2010	January 31 2009

Revenue	$—	—

Expenses:
Office and general	3,724	2,569
Travel	12,983	4,738
Shareholders’ information	—	37,195
Transfer agent’s fees and expenditures	2,250	5,828
Management and Directors fees	25,000	25,200
Professional fees	11,000	21,203

	54,957	96,733

Net earnings (loss)	$(54,957)	(96,733)

Net earnings (loss) per share	$(0,0032)	(0,0056)

Statements of Retained Earnings For the six months ended January 31, 2010 and 2009

	January 31 2010	January 31 2009

Retained earnings (Deficit), beginning of year	$(516,962)	(420,229)

Net earnings (loss)	(54,957)	(96,733)

Retained earnings (Deficit), end of year	$(571,919)	(516,962)

Statement of Cash Flows For the six months ended January 31, 2010 and 2009

	January 31 2010	January 31 2009

Operating Activities:

Net earnings (loss)	$(54,957)	(96,733)

Changes in non-cash working capital:
Accounts receivable	(253)	209,740
Accounts payable	938	(113,312)

Cash provided by (Expended in) Operating Activities	(54,272)	(305)

Financing Activities:

Issuance of common shares	—	147,750
Investment in Ofek Capital Corp.	—	79

Cash provided by (Expended in) Financing Activities	—	147,829

Investment Activities:

Investment in Ofek Capital Corp.	—	(79)
Deferred exploration expenditures	(4,708)	(6,575)
Government grant	6,905	—

Cash provided by (Expended in) Investing Activities	2,197	(6,654)

Increase (decrease) in cash	(52,075)	140,870

Cash and cash equivalents, beginning of year	52,530	2,007

Cash and cash equivalents, end of year	$455	142,877

MARKET FOR NRI’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

NRI’s common stock is quoted on the Frankfurt Stock Exchange under the symbol “3N6”. The following table sets forth high and low sales prices of NRI common stock for each fiscal quarter for the last two fiscal years as reported by the Frankfurt Stock Exchange, based on closing prices. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low

Year Ended July 31, 2009

First Quarter ended October 31, 2009	$0.04	$0.04
Second Quarter ended January 31, 2009	$0.33	$0.31
Third Quarter ended April 30, 2009	$0.13	$0.11
Fourth Quarter ended July 31, 2009	$0.03	$0.02

Year Ended July 31, 2008

First Quarter ended October 31, 2008	$1.18	$1.10
Second Quarter ended January 31, 2008	$1.39	$1.36
Third Quarter ended April 30, 2008	$1.11	$1.05
Fourth Quarter ended July 31, 2008	$1.74	$1.70

As of April 13, 2010, there were approximately 129 record holders of NRI’s common stock, not including shares held in “street name” in brokerage accounts which is unknown. As of April 13, 2010, there were approximately 17,636,299 shares of NRI’s common stock outstanding on record.

Dividends

No dividends have been paid.

Transfer Agent and Registrar

The transfer agent and registrar for NRI’s common stock is Heritage Trust Company, 4 King Street West, Suite 1320, Toronto, Ontario M5H 1B6.

NRI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Critical Accounting Policies

NRI’s audited financial statements were prepared in accordance with generally accepted auditing standards. Those standards require the Chartered Accountant to perform an audit to obtain reasonable assurance that the financial statements are free of material misstatement. The financial statements are the responsibility of NRI’s management. The Chartered Accountant expresses an opinion that the financial statements present fairly, in all material respects, the financial position of NRI, and the results of its operations and its cash flows in accordance with Canadian generally accepted accounting principles.

General Information on Financial Operations

Liquidity

NRI is primarily in the mineral exploration business which, as a general statement, has capital intensive requirements. Diamond drilling and hiring professional geologists and contractors for carrying out geophysical and geochemical work on a property requires significant sums of money. A small exploration program of diamond drilling could be $250,000, while a large program could be $2,500,000. Recouping monies spent only comes when a property is developed to the stage of attracting a buyer or joint venture partner. Thusly, during exploration there is no cash generated from operating the day to day business. Liquidity is essentially cash on hand until a property has been proven up with grade and reserve estimates that are of a sufficient value that the property can be assessed a value by geological and economic models. As an exploration company, NRI must seek new funding to carry on operations usually by offering shares, and for Canadian shareholders, NRI may offer flow-through shares.

Flow-Through Shares

NRI will, from time to time, issue flow-through shares to Canadian investors to finance a portion of its capital expenditure program. Pursuant to the terms of flow-through share agreements, the tax deductions associated with expenditures are renounced by NRI per Revenue Canada rules and flow to the subscribers. Accordingly, share capital will be reduced and a future tax liability will be recorded equal to the estimated amount of future income taxes payable by NRI as a result of the renunciations, when the renunciations are made.

Results of Operations for the Twelve Months Ended July 31, 2009, Compared to the Twelve Months Ended July 31, 2008.

Revenue increased from $0 in 2008 to $20,000 in 2009 due to funding completed with flow-through placements. There was an increase in cash in 2009 from $50,523 over an amount of $2,007 in 2008 due to funding completed with flow-through placements.

Results of Operations for the Twelve Months Ended July 31, 2008, Compared to the Twelve Months Ended July 31, 2007

There was no revenue in 2007 and 2008 due to the then recent startup of NRI. There was very limited cash in 2008 ($2,007) and $0 cash in 2007.

Capital Resources and Liquidity

NRI relies on advances from exercise of options, exercise of share purchase warrants, offering of flow-through shares and private placements, and joint ventures to fund exploration costs and working capital. Before July 31, 2010, NRI will need approximately $160,000 in operating and exploration expenses

Employees

We plan to add 3 employees over the next twelve months at a cost of approximately $250,000.

Expenses

NRI expects to incur operating expenses of approximately $300,000 over the next year.

Dividends

No dividends have been paid to date by NRI. NRI does not have any present intention to pay dividends in the future. Dividends will only be declared by the Board of Directors and paid by NRI in the event the Board deems it prudent to distribute cash in excess of required cash flow.

NRI’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

NRI is not exposed to material market risk.

NRI’S OFF-BALANCE SHEET ARRANGEMENTS

NRI does not, as of February 16, 2010, have any off-balance sheet arrangements.

NRI’S CONTRACTUAL OBLIGATIONS

Other than agreements relating to the offer, there are no material contracts entered into by NRI, which are in effect.

NRI’S DIRECTORS AND EXECUTIVE OFFICERS

NRI’s Board of Directors consists of three (3) directors.

The Board of Directors is comprised as follows:

Abraham Arnold – 74, Mr. Arnold has been a director since August 2, 2007. Mr. Abraham does not own any shares of NRI common stock. Abraham Arnold is a retired stock broker.

John Spratley, LLB – 45, Mr. Spratley has been a director since November 28, 2008. Mr. Spratley does not own any shares of NRI common stock. John Spratley, LLB is a lawyer who practices commercial real estate law as well as acting for mining companies.

Dave Coutts – 65, Mr. Coutts has been a director since February 5, 2008. Mr. Coutts does not own any shares of NRI common stock. Dave Coutts works in administration of a trust company as well doing communications for NRI

The executive officers of NRI are as follows:

Name	Age	Position

Abraham Arnold	74	President

Ronald Haller	55	Secretary & Treasurer

Abraham Arnold – Mr. Arnold has been President of NRI since August 2, 2007. Mr. Arnold does not own any shares of NRI common stock. Abraham Arnold is a retired stock broker.

Ronald Haller – Mr. Haller has been Secretary and Treasurer of NRI since August 2, 2007. Mr. Haller does not own any shares of NRI common stock. Ronald Haller owns Fastcorp Management Ltd., which supplies accounting and corporate services for public and private companies

Committees of the Board of Directors

Nominating Committee

NRI does not currently have a nominating committee. It feels this is appropriate due to the small size of NRI. Therefore, this function is handled directly by the Board of Directors of NRI.]

Code of Conduct

 NRI has not adopted a code of conduct.

Board Vacancies

The function of filling vacancies on the Board of Directors of NRI is handled directly by its Board of Directors.

NRI EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors of NRI, as a whole, determines the level of compensation in respect of NRI’s executives. There are no pension plan benefits in place for the executives and no executive is indebted to NRI. There are no plans in place with respect to the executives for termination of employment or change in responsibilities.

SUMMARY COMPENSATION

No executive compensation is paid. Payment for management and consulting services in the amount of $40,800 Cdn for the year 2009 (between January 1, 2009 and January 31, 2008) was paid to a private company, controlled by Dave Coutts. Abraham Arnold is President and Chairman of the Board of Directors and does not receive any compensation other than director’s fees.

COMPENSATION COMMITTEE REPORT

NRI has no compensation committee to determine the level of compensation for its executives. It is the responsibility of the Board of Directors, as a whole, to determine the level of compensation in respect of NRI’s executives with a view to providing them with a competitive compensation package having regard to performance. Performance is defined to include achievement of NRI’s strategic objective of growth and enhancement of shareholder value through increases in stock price resulting from enhanced annual cash flow. Compensation for executives is comprised primarily of base salary and performance bonuses.

COMPENSATION OF DIRECTORS

The following information is Directors Fees Paid and Stock Options available to the Company’s directors and officers for year (between January 1, 2009 and December 31, 2009).

Name and Position	Directors Fees (1)	Stock Options

Abraham Arnold, Director	$13,200	nil

John Spratley LLB, Director	nil	nil

Dave Coutts, Director	nil	nil

          (1) paid for general administration and meetings

STOCK OPTION PLAN

In 2007 a stock option plan was created by NRI (the “NRI Plan”). The NRI Plan was designed to encourage stock ownership by directors, officers and service providers by providing additional incentive for significant performance by such persons and to enable NRI to attract and retain valued persons. It will allow for the opportunity to participate in the profitability of NRI by granting to such individuals options, exercisable over periods of up to five (5) years to buy shares of NRI at a price equal to the then current market price.

The aggregate number of shares of NRI common stock which may be reserved and set aside for issuance under the NRI Plan is 5,000,000. The aggregate number of shares that may be reserved for issuance to any one individual within a one year period under the NRI Plan and all other compensation arrangements shall not exceed five percent (5%) of the total number of issued and outstanding shares of common stock of NRI. Presently no director has any stock options.

GOG’s BUSINESS

History

On February 5, 1997, 1221745 Ontario Inc. was formed in Ontario. It changed its name to Creighton Corporation on September 28, 2004. On November 4, 2005, Pearlstar Corporation was formed in Nevada. On November 18, 2005, Creighton Corporation merged with Pearlstar Corporation by filing Articles of Merger in Nevada. Pearlstar Corporation was the surviving corporation. It changed its name to Guardians of Gold Inc. on Apri1 22, 2009 and its common shares were consolidated on a 1 for 1000 basis. GOG currently has 40,136,000 issued and outstanding common shares.

General

GOG is a Nevada corporation. It is a mining company that reprocesses precious and base metals mine tailings utilizing a proprietary refining process. An agreement, dated April 20, 2009, between GOG and E.F. Martinello & Associates Inc. (“Martinello”), a corporation incorporated under the laws of Ontario was entered into, whereby Martinello has the right to own 49% of the shares of common stock of GOG (16,900,000 shares). This agreement gives GOG 51% of the mineral rights to the tailings deposits (the “Ross Tailings Deposit”) located in and around the Ross Mine on the Ross Mine Property for the purpose of processing, extracting and recovering base metals from such tailings deposit through the proprietary rapid metal recovery process (“RMR”) by building a RMR plant (the “Project”). RMR utilizes off-the-shelf components, can be built in modules, satisfies environmental concerns leaving only safe, insoluble residues and achieves better than 95% recovery of precious metals.

The availability of the RMR technology enables GOG to seek out and secure discontinued mining operations where large deposits of tailings have been abandoned. Invariably, such tailing sites contain 1 to 3 grams per ton of metals such as gold, silver, copper, lead and zinc.

The Ross Mine is in Holtyre, Northern Ontario, Canada and is GOG’s first operating site. GOG is in the process of securing permits to build a processing facility. Once completed, the facility will be able to process the more than 6.8 million tones of tailings located on the property that were processed from 1939 to 1989. Once operational, the facility should be able to process over 4,000 tons of tailings per day.

The Ross Mine has a tailings site contains 6,800,000 tons tailings feed with values of:

GOLD (Au) -	0.023 oz. per ton -	Gold 156,000 ounces above ground

SILVER (Ag) -	0.130 oz per ton -	Silver 884,000 ounces

COPPER (Cu)-		Copper 16,000,000 pounds

ZINC (Zn)		Zinc 19,000,000 pounds

LEAD (Pb)		Lead 19,000,000 pounds

HEMATITE (Fe2O3)		Hematite 271,000 tons

GOG plans to exploit the RMR production process on its Ross Mines site and to make arrangements to process tailings from adjacent sites when the existing site has been exhausted. Under its current proposed processing plan, GOG hopes to be able to generate margins of more that 65% over its operating expenses.

The unique elements of GOG’s strategy is the exploitation of both the proprietary nature of the RMR process and the Ross Mine site, which has excellent access to labor, transportation and power. Since there are several adjacent sites available, GOG’s operations can expect to remain in place for years beyond the time needed to process its initial deposits. Utilizing this strategy, GOG is making use of a low impact, environmentally acceptable process that conforms to the general development plan put forth by the Ontario Provincial Government in its 2009 minerals plan. GOG may also pursue further mining on the site.

The RMR process dissolves metals in ore economically in an environmentally sound and safe manner in lieu of smelting. Recovery of metals is by conventional means which includes evaporation, cementation, electrowinning or use of the ion exchange process.

Plant operations will proceed in three stages. The first is the permitting stage which is expected to take four to six months. The second is the construction and operation of a prototype facility capable of processing up to 1000 tons of tailings per day. This stage should last eight months until final permitting is completed. Upon completion of stage two modular increases in the plant will bring the processing capacity up to 4,000 tons per day. It is expected that stage three will be in operation for approximately four (4) years before the tailings on the Ross Mine site are exhausted.

Operations of the plant will be carried out by Martinello, owner of the proprietary RMR process. The process contains an operating line consisting of excavator, pipeline, mixer, pumps, head box feeder, belt concentrator and spiraling equipment. All of the equipment for the process is readily available “off the shelf” requiring no fabrication or regulatory oversight.

GOG is a United States company, however all of its officers and directors are residents of Canada and a majority of its assets, are located outside the United States.

Research and Development

Martinello, with direction from several Ph.D.s in chemistry and geophysics, developed the RMR process. It is a metallurgical model for the dissolution of metals in sulphide and oxide concentrates or tailings containing base metals with possible gold, silver and noble metal values. These processes are capable of treating ores containing impure elements that present difficulties in present day smelting operations. In addition, these toxic elements usually pose environmental problems which are subject to Government regulations. The RMR process renders these impurities harmless, inert and insoluble. Focused trial and error experimental work started in 1992 and continues to date. After a phase of intensive research and test work finally a metallurgical model was developed to allow dissolution of metals in ore at or close to 100%.

Intellectual Property

The RMR proprietary process, owned by Martinello, has been licensed to be used for this project with the Ross Mine. During this project, Martinello will review this technology to determine when they will proceed with an application to be patented.

Competition

Barrick Gold, Goldcorp, AngloGold Ashantihttp://en.wikipedia.org/wiki/AngloGold_Ashanti and Newmont Mining Corporation are the four largest gold mining companies with significant tailings deposits. They are each competitors of GOG.

Government Regulation

Federal and Provincial regulations relevant to mining and environmental impact pertain primarily to the quality of mine effluent and its impact on fish. The regulations establish procedures for monitoring water quality, and set discharge criteria and permissible impacts. Regulations are generally administered by provincial authorities. Each province has its own laws and regulations governing environmental impact assessments, and mine operating and closure criteria and requirements. Plans must be filed with the ministry the Ministry of Northern Development and Mines in Ontario and encompasses environmental assessment.

Employees

GOG currently has 0 fulltime employees.

Seasonality

GOG’s business is not dependent on the weather because stockpiling of tailings can be warehoused during the winter months.

GOG’S PROPERTIES

GOG’s Ross Mine- The Ross mine is in the village of Holtyre, Northern Ontario, Canada and was closed in 1989, from a start in 1938, after depositing more than 6.8 million tons tailings on site. The mine site is located southeast of Matheson, Ontario, north of Ramore, Ontario on Highway 572 and just off Highway 11. GOG has established its first operating site at the Ross Mine and is in the process of securing permits to build a processing facility.

GOG’S LEGAL PROCEEDINGS

GOG has not been a party to any legal proceedings over the last three years.

GOG’S DIRECTORS AND EXECUTIVE OFFICERS

GOG’s Board of Directors consists of 2 directors. The Board of Directors has determined that neither of the directors qualify as “independent” as defined by SEC rules.

During the fiscal year ended December 31, 2009, the Board of Directors held a total of 3 meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and at least 75% of the meetings of all committees on which he served.

The Board of Directors is comprised as follows:

Jordan Starkman – Mr. Starkman is 40 years old and has over twenty years experience in sales, financial consulting, and investor and client relations. Mr. Starkman is a co-founder of Pay By the Day and was VP Operations prior to becoming President in January 2006. Mr. Starkman was a sales person from January 2002 to February 2003 at The Buck A Day Company, an Ontario based direct sales company focused on sales of computers and consumer electronics. He has an extensive background in finance and business development. He worked for 8 years as an independent consultant for various publicly traded companies responsible for initiating new business and developing long-term relationships with customers. Mr. Starkman also holds a BA in Statistics from the University of Western Ontario. In addition, Mr. Starkman is the President of ECash, Inc. and Health Advance Corp.

Ronald P. Haller, C.M.A. – Mr. Haller is 55 years old. Mr. Haller has 20 years experience in accounting and corporate filings of public companies. In 1992 he formed a private company offering professional management services to both public and private entities and filling the positions of Secretary and Treasurer for junior public issuer to facilitate the regulatory continuous reporting requirements. He is a graduate of Ryerson University in Toronto.

The executive officers of GOG are as follows:

Name	Age	Position

Jordan Starkman	40	President

Ron Haller	55	Secretary & Treasurer

Jordan Starkman – Mr. Starkman is the President of GOG. He has over twenty years experience in sales, financial consulting, and investor and client relations. Mr. Starkman is a co-founder of Pay By the Day and was VP Operations prior to becoming President in January 2006. Mr. Starkman was a sales person from January 2002 to February 2003 at The Buck A Day Company, an Ontario based direct sales company focused on sales of computers and consumer electronics. He has an extensive background in finance and business development. He worked for 8 years as an independent consultant for various publicly traded companies responsible for initiating new business and developing long-term relationships with customers. Mr. Starkman also holds a BA in Statistics from the University of Western Ontario. In addition, Mr. Starkman is the President of ECash, Inc. and Health Advance Corp.

Ronald P. Haller, C.M.A. – Mr. Haller is the Secretary and Treasurer of GOG. Mr. Haller has 20 years experience in accounting and corporate filings of public companies. In 1992 he formed a private company offering professional management services to both public and private entities and filling the positions of Secretary and Treasurer for junior public issuer to facilitate the regulatory continuous reporting requirements. He is a graduate of Ryerson University in Toronto.

Committees of the Board of Directors

GOG does not currently have a nominating committee. It feels this is appropriate due to the small size of GOG. Therefore, this function is handled directly by the Board of Directors of GOG.

Audit Committee

GOG’s audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. It is chaired by Ron Haller. GOG’s audit committee does not have charter. GOG’s audit committee has reviewed and discussed the audited financial statements with management, and has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

GOG’s audit committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Code of Conduct

GOG has not adopted a code of conduct.

Board Vacancies

The function of filling vacancies on the Board of Directors is handled directly by the Board of Directors.

DESCRIPTION OF GII COMMON STOCK

The GII common stock is fully paid and non-assessable. Holders of shares of GII common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of GII common stock have no preemptive rights to purchase GII common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the GII common stock.

DESCRIPTION OF NRI COMMON STOCK

There is an unlimited number of authorized common stock without par value. The holders of the shares of NRI common stock are entitled to receive notices of and to attend and vote at all meetings of shareholders of NRI and shall have one vote for each share of common stock held

DESCRIPTION OF SILVER CERTIFICATES

One (1) Silver Certificate for ten (10) grams of silver will be issued to every record holder of one hundred (100) shares of SDRG unrestricted common stock that is tendered in this offer. Each record holder will be mailed one (1) or more Silver Certificate depending on the number of lots of 100 shares of SDRG unrestricted common stock that is tendered in this offer. A form of a Silver Certificate is attached hereto and incorporated by reference herein. The Offeror will exchange your validly tendered and not properly withdrawn shares through Heritage Transfer Agency Inc. and Heritage Trust Company (the “Depository”). The Depository will act as your agent for the purpose of receiving the Silver Certificate(s) from the Offeror and transmitting such Silver Certificate(s) to you. In all cases, Silver Certificates will be made only after timely receipt by the Depository of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares. The grams of silver will be delivered on March 31, 2014 to the registered holder or his or her nominee.

DESCRIPTION OF NRI WARRANTS

One (1) NRI Warrant will be issued to every record holder of one hundred (100) shares of unrestricted SDRG common stock that is tendered in the offer. A form of an NRI Warrant is attached hereto and incorporated by reference herein. The Offeror will exchange your validly tendered and not properly withdrawn shares through Heritage Transfer Agency Inc. and Heritage Trust Company (the “Depository”). The Depository will act as your agent for the purpose of receiving the NRI Warrants from the Offeror and transmitting such NRI Warrants to you. In all cases, NRI Warrants will be issued only after timely receipt by the Depository of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares. The NRI Warrants are exercisable on or before August 2, 2010 at a cost of $190.00 for ten (10) grams of gold. Subject to the exercise of the warrant on or before June 30, 2010, the grams of gold will be delivered on March 31, 2014 to the registered holder or his or her nominee.

SDRG’S BUSINESS

The following description of SDRG’s business is derived from SDRG’s Report on Form 10-K filed March 31, 2010.

Corporate History

SDRG was initially incorporated in the State of Delaware on May 9, 1996 under the name of American Electric Automobile Company Inc. On July 16, 2002, it changed its name to American Entertainment & Animation Corporation. On February 25, 2005, SDRG again amended its Certificate of Incorporation to change the name to Silver Dragon Resources, Inc. in order to better reflect its business focus on global silver exploration and development. SDRG operates in Mexico through a wholly-owned subsidiary, Silver Dragon Mining De Mexico S.A. de C.V. (“Silver Dragon Mexico”), a Mexico company incorporated on April 21, 2006.

SDRG owns 40% equity interest in Sanhe Sino-Top Resources and Technologies, Ltd. (“Sino-Top”), which was originally formed by Sino Silver and certain other Chinese individuals as a joint venture company.

SDRG is actively preparing for listing on a Canadian stock exchange.

Business of SDRG

SDRG is a corporation incorporated in Delaware. SDRG is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. SDRG’s objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. SDRG plans to develop Cerros las Minitas in Mexico and Dadi and Laopandao in China.

SDRG plans to acquire and develop a portfolio of silver properties in proven silver districts globally. SDRG primary objective is to explore for silver minerals and, if warranted, to develop those existing mineral properties. SDRG secondary objective is to locate, evaluate, and acquire other mineral properties, and to finance its exploration and development through equity financing, by way of joint venture or option agreements or through a combination of both.

SDRG’S PROPERTIES

SDRG has offices at 5160 Yonge Street, Suite 803, Toronto, Ontario, Canada M2N 6L9. SDRG entered into agreements to purchase a 100% interest in the Cerro Las Minitas Property.

SDRG’S LEGAL PROCEEDINGS

On or about December 27, 2007, Alpha Capital Anstalt (“Alpha Capital”) served an Order to Show Cause and Complaint on SDRG. The Order to Show Cause sought a preliminary injunction (i) directing SDRG to deliver 333,333 shares of its common stock to Alpha Capital and (ii) declaring that the exercise price of SDRG Class A and B warrants purchased by Alpha Capital should be reduced to $0.60 per share. The hearing on the Order to Show Cause was scheduled for January 9, 2008 in the United States District Court for the Southern District of New York. On or about January 14, 2008, an Order Granting Preliminary Injunction By Default was entered against SDRG (i) directing SDRG to deliver 333,333 shares of its common stock to Alpha Capital and (ii) declaring that the exercise price of SDRG Class A and B warrants purchased by Alpha Capital was thereby reduced to $0.60 per share (the “January 14th Order”). A second Order, restraining the issuance of any shares of SDRG stock pending compliance with the Court’s January 14th Order, was entered on default against SDRG on or about January 25, 2008. SDRG filed a Motion to Set Aside Default Judgments and also filed an Answer to the Complaint on February 5, 2008. SDRG subsequently withdrew its Motion to Set Aside Default Judgments and complied with the Court’s January 14, 2008 Order. The parties have settled and the company is no longer involved in any legal proceeding.

MARKET FOR SDRG’S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

Market Information

SDRG’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SDRG”. The following table sets forth high and low sales prices of SDRG common stock for each fiscal quarter for the last two fiscal years as reported by the Over-the-Counter Bulletin Board, based on closing prices. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low

Year Ended December 31, 2009

First Quarter ended March 31, 2009	$0.12	$0.06
Second Quarter ended June 30, 2009	$0.145	$0.075
Third Quarter ended September 30, 2009	$0.30	$0.085
Fourth Quarter ended December 31, 2009	$0.49	$0.213

	High	Low

Year Ended December 31, 2008

First Quarter ended March 31, 2008	$0.51	$0.235
Second Quarter ended June 30, 2008	$0.261	$0.135
Third Quarter ended September 30, 2008	$0.17	$0.10
Fourth Quarter ended December 31, 2008	$0.12	$0.07

As of March 28, 2010, there were approximately 381 record holders of SDRG’s common stock, not including shares held in “street name” in brokerage accounts which is unknown. As of March 28, 2010 there were approximately 93,111,257 shares of SDRG’s common stock outstanding on record.

Dividends

No dividends have been paid.

Securities Authorized for Issuance under Equity Compensation Plans

There are no equity compensation plans.

Recent Sales of Unregistered Securities

On January 20, 2009 SDRG issued 600,000 shares of SDRG’s restricted common stock to a company, pursuant to an investor relations agreement dated January 20, 2009, for fair value of $57,000.

On January 21, 2009 SDRG issued 650,000 shares of SDRG’s restricted common stock to a company, pursuant to an investor relations agreement dated January 15, 2009, for fair value of $61,750.

On February 4, 2009 SDRG issued 100,000 shares of SDRG’s restricted common stock to an employee of a subsidiary of SDRG, in relation to the facilitation of the mill purchase, for fair value of $10,000.

On February 6, 2009 SDRG issued 300,000 options, to an individual, to purchase shares of SDRG’s common stock at a per share purchase of $0.10, exercisable for a period of three years from contract date. The options were issued pursuant to a management consulting agreement dated February 6, 2009.

On February 12, 2009 SDRG issued 40,000 shares of SDRG’s restricted common stock to an individual, in relation to investor relations services provided, for fair value of $3,608.

On May 1, 2009 SDRG issued 175,000 of SDRG’s restricted common stock to an individual, pursuant to a one year accounting services contract for fair value of $17,500.

On May 1, 2009 SDRG issued 175,000 of SDRG’s restricted common stock to an individual, pursuant to a one year accounting services contract for fair value of $14,875.

On June 18, 2009 SDRG issued 500,000 of SDRG’s restricted common stock to an individual in lieu of payment owed relating to services provided in a prior year.

On July 16, 2009 SDRG closed a private placement totaling 200,000 units at $0.10 per unit for gross proceeds of $20,000. Each unit consists of one common share and one $0.25 per share purchase warrant exercisable within a two year period from the date of the closing of the private placement.

On November 1, 2009, SDRG issued warrants, to two strategic advisory board members and a consulting group, to purchase 5,100,000 shares of SDRG’s stock for a period of five years from the date of issuance. The warrants allow for 600,000 shares to be purchased at a per share purchase price of $0.25 and 4,500,000 shares to be purchased at a per share purchase price of $0.50. The warrants were issued pursuant to two appointments to the strategic advisory board of SDRG on October 13, 2009.

On November 3, 2009, SDRG closed a private placement totaling 40,000 units at $0.25 per unit for gross proceeds of $10,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a two year period from the date of the closing of the private placement.

On November 16, 2009, SDRG issued 550,000 shares of the SDRG restricted stock to an individual, pursuant to an agreement to purchase further mining concessions. As at December 31, 2009, the agreement had not been finalized and SDRG continues to hold possession of the shares until final terms of the agreement have been reached.

Between November and December 2009, SDRG closed private placements totaling 3,728,484 units at $0.28 per unit for gross proceeds of $1,043,976. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the respective private placements.

On December 21, 2009, an individual exercised 100,000 options to purchase shares of SDRG’s stock at a per share price of $0.115 for gross proceeds of $11,500.

On December 21, 2009, SDRG issued warrants, to two individuals, to purchase 2,500 shares of SDRG’s stock at a per share purchase price of $0.50, exercisable for a period of one year from the date of issuance.

On December 31, 2009, SDRG cancelled 800,000 restricted shares of SDRG’s stock, that were initially issued on November 14, 2008, due to non-performance of contract terms.

The sale of the shares of SDRG common stock was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder. All of the purchasers of the shares of SDRG common stock were sophisticated and/or accredited investors, and were provided with information comparable to what would be required in a registration statement. The shares were issued with a restrictive legend.

The funds received from the above-mentioned private placements were used to meet the financial requirements to pay legal, accounting and administrative expenses.

SDRG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Information

Certain statements in this section may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of SDRG to be materially different from any future results, performance or achievements, expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed herein. The words “believe”, “expect”, “anticipate”, “seek” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date the statement was made. SDRG’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by SDRG with the Securities and Exchange Commission.

Plan of Operations Overview

Overview.

SDRG’s primary objective is to explore for silver minerals and, if warranted, to develop those existing mineral properties. SDRG’s secondary objective is to locate, evaluate, and acquire other mineral properties, and to finance its exploration and development through equity financing, by way of joint venture or option agreements or through a combination of both.

Plans for the Year 2010.

Geologic mapping, trenching and drilling work is underway for seven properties in China. SDRG’s mining and exploration activities in Mexico are in the exploration stage. SDRG is in the process of exploring the concessions through drilling, trenching and drifting. SDRG`s objective is to find new ore bodies and expand the resource of the existing ore bodies. There are currently four mining shafts, which were used to extract underground ore in the past. SDRG built a ramp directly to one of the main ore bodies. Based on SDRG’s initial findings, SDRG has concluded that the potential resources inferred there justify the cost of further exploration and development.

SDRG intends to begin an exploration program of detailed geologic mapping, surface geochemical sampling and ground magnetic sampling to collect the basic geotechnical information that will be necessary to support an effective exploration and development program at Cerro Las Minitas. The program will include geologic mapping of the entire outcropping portion of the Cerro Las Minitas Dome at a scale of 1:2000, with more detailed mapping in areas of special interest, and definition of project stratigraphy in detail from examination of exposures and drill core. Additionally, the program will include reconnaissance geochemical soil and rock sampling and ground magnetic surveying to cover the entire property. This first phase program will include drilling 30 diamond drill holes from surface (5,000 meters) to develop oxide resources identified on the property and an additional six diamond drill holes (1,200 meters) drilled from underground to further develop discoveries of sulfide mineralization made during the 2009 exploration program. The goals of this program are:

1.

To compile a basic database of geotechnical information to support effective exploration at Cerro Las Minitas. All existing data will be incorporated into the database and recorded on maps, data sheets and reports on the various categories of geotechnical information. This geotechnical data will bear heavily on every phase of the Cerro Las Minitas exploration project.

2.

To define, by analysis of geotechnical data collected, the sites on the property that offer the best potential for near-term discovery of near-surface oxide ore. Those discoveries are anticipated to extend downwards into unoxidized sulfide ores. Definition of the most favorable sites for further exploration expenditure will enhance the effectiveness of the Project and hasten its development.

3.

To define and develop the inferred oxide resources that have been identified on the property, including drilling, trenching and preliminary metallurgical tests. Oxide resources already identified on the property offer the best potential for near-term, low- cost production from the project and justify this expenditure.

4.

To define and further develop the carbonate replacement Ag-Pb-Zn mineralization that was discovered west of the Puro Corazón mine in 2006. The exploration model suggests that carbonate replacement deposits at Cerro Las Minitas may offer the greatest long-term production potential on the property and justifies this investigation.

SDRG expects the cost of exploration, production activities and administration costs in Mexico over the next 12 months to be approximately $1,000,000.

China

The properties in China, in which SDRG has an interest, continue to be drilled and tunnelled. A feasibility study has been completed on the Erbahuo mine to provide basic data on design, ore dressing and business profits to be used in planning for future large-scale production or for the sale of the asset. Geologic mapping, trenching and drilling work is underway for four of the properties known as Dadi, Saihanaobao, Laopandao and Liangdi. The initial NI 43-101 report on the Erbahuo property was released on July 17, 2007 and will be updated in the first quarter of 2010. The second NI 43-101 commissioned on Dadi is also expected in the first quarter of 2010. The NI 43-101 report on the Erbahuo property recommends additional work in the areas of QA, QC, sampling, survey drill hole recovery and additional sample data for both more reliable interpretation and interpolation. The report recommends that the work be carried out in two phases but that the Phase 2 exploration work not be contingent on the results of Phase 1. However Phase 2 will not commence until Phase 1 is completed. The results of Phase 1 will assist the planning of Phase 2 exploration.

Phase 1

Compile all existing geophysical surveys and extend an induced polarization survey over the concession area, replacing any lines from historical exploration that have any doubt. Compile all available data. Conduct a gravity survey. Conduct a magnetic survey and process an image using the very latest software. All magnetic data will be DGPS registered and reduced to pole. Generate a full 3D geological model of the deposit. Such a geological model should help to better understand the morphology of the mineralized lodes and also to assign specific gravity values on the basis of rock types. Substantially increase the specific gravity determinations database. Add geology modeling software and plotting facilities at the site office, including 3D modeling and GIS. Compile all existing data. Generate a total station surveyed surface DTM tying in with the existing closed survey station control. Open up the previous workings, ensure sufficient support and use these for underground sampling and drilling. Produce a 3D wire framed model of all old workings. Integrate detailed geological mapping with multi-spectral Landsat and ultra-detailed imagery from Ikonos satellite imagery. Integrate with IP and gravity survey data. This will add structural and lithological data and will identify zones of alteration. Multi-spectral Landsat and satellite radar imagery can be processed using advanced techniques at the Beijing Institute of Remote Sensing.

Phase 2

There is additional resource potential for Erbahuo; both along strike and in some areas at depth. It is recommended to carry out additional brownfields exploration to increase the understanding of the geology, and conduct additional drilling. The 3D model indicates that the resource can possibly be extended along strike and is open at depth in some sections. Drilling from surface and possibly from underground should be employed to explore for additional resources at depth and to close the resource along strike. Use the developed 3D models to plan infill drill and other sampling programs. Diamond drilling of 10 holes for 3,000 metres should be planned to infill and target strike and depth resource potential. At least 2 drill holes should twin old holes to check for bias and to determine if historical drilling should be retained in the database or replaced. The cost of drilling is around $100/metre and for assaying $60/assay. SDRG intends to ensure international standard drill program supervision and procedures, downhole deviation measurement, depth of drilling versus core run checks and improve core recovery for the drilling. The drill core must be stored in a core farm. SDRG will follow the exploration program recommended by the NI 43-101 report and revisit the program on a quarterly basis.

Mexico

SDRG’s mining and exploitation activities in Mexico are in the exploration stage. SDRG continues exploring the concessions through tunnelling, trenching and drifting upon. SDRG’s objective is to find new ore bodies and expand the resource of the existing ore bodies. There are currently seven mining shafts, which were used to extract underground ore in the past. SDRG has built a ramp directly to one of the main ore bodies in order to extract the ore daily. An initial NI 43-101 report has been completed and concluded that the exploration done by Silver Dragon Mexico during 2006 indicates that the potential resources inferred there justify the cost of further exploration and development. The cost of this report was approximately $25,000. The NI 43-101 report recommends a program of detailed geologic mapping, surface geochemical sampling and ground magnetic sampling to collect the basic geotechnical information that will be necessary to support an effective exploration and development program at Cerro Las Minitas. The program will include geologic mapping of the entire outcropping portion of the Cerro Las Minitas Dome at a scale of 1:2000, with more detailed mapping in areas of special interest, and definition of project stratigraphy in detail from examination of exposures and drill core. Additionally, the program will include reconnaissance geochemical soil and rock sampling and ground magnetic surveying to cover the entire property. This first phase program will include drilling 30 diamond drill holes from surface (4500 meters) to develop oxide resources identified on the property and an additional six diamond drill holes (1200 meters) drilled from underground in the Puro Corazon mine to further develop discoveries of sulfide mineralization made during the 2006 drilling program. The goals of this program are (i) to compile a basic database of geotechnical information to support effective exploration at Cerro Las Minitas. All existing data will be incorporated into the database and recorded on maps, data sheets and reports on the various categories of geotechnical information. This geotechnical data will bear heavily on every phase of the Cerro Las Minitas Project and is strongly recommended; (ii) to define, by analysis of geotechnical data collected, the sites on the property that offer the best potential for near-term discovery of near-surface oxide ore. Those discoveries are anticipated to extend downwards into unoxidized sulfide ores. Definition of the most favorable sites for further exploration expenditure will enhance the effectiveness of the Project and hasten its development and is strongly recommended; (iii) to define and develop the inferred oxide resources that has been identified on the property, including drilling, trenching and preliminary metallurgical tests. Oxide resources already identified on the property offer the best potential for near-term, low-cost production from the project and justify this expenditure; and (iv) to define and further develop the carbonate replacement Ag-Pb-Zn mineralization that was discovered west of the Puro Corazon mine in 2006. The exploration model suggests that carbonate replacement deposits at Cerro Las Minitas may offer the greatest long-term production potential on the property and justifies this investigation.

SDRG will follow the exploration program recommended by the NI 43-101 report and revisit the program on a quarterly basis. Currently, surface geochemical sampling and geologic mapping are underway to define drill targets in the southwest of the Puro Curazon working and to the southeast of the La Pina-La Bocona workings. In the La Chiva structure in the Puro Corazon workings, work is underway to define grades and tonnages. Vector Engineering has been commissioned again to update the existing NI 43-101 and is expected to be completed before year end. SDRG expects the cost of exploration activities, mine development and administration costs in Mexico over the next 12 months to be financed by the sale or processing of ore through the new mill recently acquired. This mill is expected to be fully operational in the first quarter of 2010, producing concentrates and generating revenue through the sale of those concentrates.

Cash Requirements

SDRG`s current cash will only fund its business as currently planned for 12 months. SDRG will need significant additional funds to continue operations, which SDRG may not be able to obtain. SDRG estimates that it must raise approximately $3.5 million over the next 12 months to fund its anticipated capital requirements in Mexico, as well as the costs of administration.

SDRG has historically satisfied its working capital requirements through the private issuances of equity securities. SDRG will continue to seek additional funds through such channels and from collaborative and other arrangements with corporate partners. In particular, SDRG will need $3.5 million in additional funding to continue its operations for the next 12 months. If SDRG fails to obtain sufficient funds, SDRG may need to delay, scale back or terminate some or all of its mining exploration programs.

Competitive Factors

The silver mining industry is fragmented, with many silver prospectors and producers, small and large. SDRG does not compete with anyone with respect to the Chinese properties or on the Cerro Las Minitas properties. There is no competition for the exploration or removal of minerals from these properties. SDRG will either find silver on the properties or not. If it does not, SDRG will cease or suspend further investment. With respect to selling silver, SDRG competes with both existing silver supplies and other silver producers. If the supply of silver exceeds demand in any given period, prices will fall until supply and demand is brought into balance. Many of these companies have substantially greater technical and financial resources than SDRG. Thus SDRG may be at a disadvantage with respect to some of its competitors.

Governmental Approvals and Regulations

SDRG’s mineral exploration programs are subject to the regulations of various Chinese and Mexican authorities.

Regulatory Obligations in Mexico

In Mexico, SDRG’s mining activities are governed by the General Mining Law and the regulations promulgated thereunder. SDRG obtained initial authorizations and the relevant permits for the exploration of Cerro Las Minitas from the Ministry of Natural Resources (SEMARNAT). The initial authorization from SERMARNAT authorizing SDRG to initiate the excavation of the soil on Cerro Las Minitas was issued in 2006. The excavation of soil must be carried out using digger machines, which are registered and authorized by SEMARNAT. SDRG’s machines are duly registered and authorized by SEMARNAT. After the exploration stage, mining activities in Mexico are carried out in accordance with the permit issued by the General Direction of Mining Ministry of Economy under the plan of operations for mining activity submitted by an applicant. After receiving confirmation of the existence of minerals, SDRG is required to file an application with the General Direction of Mining of the Ministry of Economy to obtain concession titles for the exploitation of the minerals. SDRG has obtained 15 Concession Titles for the Exploitation of Minerals in Cerro Las Minitas, which titles were granted according to the applicable provisions of the General Mining Law. SDRG is further required to obtain additional permits commonly referred to as the Sole Environmental License from SEMARNAT and the National Water Commission (NWC). After SDRG successfully obtains concession titles, it is required to submit annual reports in May of each year, detailing the work performed during the designated year on the properties specified by such concession titles. Once mining activities commence, SDRG must obtain additional permits and authorizations from the Ministry of Labor to operate special machinery used for the exploration of the Mining Field. Such special machinery includes but is not limited to pressured containers, boilers and other machinery designated for mining that are regulated by various National Official Norms (NOM). SDRG is also required to file reports on safety, hygiene and minimum wage of its workers to the registry of the Labor Commissions as provided under Mexican Federal Labor Law.

Regulatory Obligations in China

Exploration for and exploitation of mineral resources in China is governed by the Mineral Resources Law of the People’s Republic of China of 1986, amended effective January 1, 1997, and the Implementation Rules for the Mineral Resources Law of the People’s Republic of China, effective March 26, 1994. In order to further implement these laws, on February 12, 1998 the State Council issued three sets of regulations: (i) Regulation for Registering to Explore Mineral Resources Using the Block System, (ii) Regulation for Registering to Mine Mineral Resources, and (iii) Regulation for Transferring Exploration and Mining Rights (together with the mineral resources law and implementation rules being referred to herein as “Mineral Resources Law” or “MLR”).

Under Mineral Resources Law, the Ministry of Land and Resources and its local authorities are in charge of the supervision of mineral resource exploration and development. The mineral resources administration authorities of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are in charge of the supervision of mineral resource exploration and development in their respective administration areas. The people’s governments of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are in charge of coordinating the supervision by the mineral resources administration authorities on the same level. The Mineral Resources Law, together with the Constitution of the People’s Republic of China, provides that mineral resources are owned by the State, and the State Council, the highest executive organization of the State, which regulates mineral resources on behalf of the State. The ownership rights of the State include the rights to: (i) occupy, (ii) use, (iii) earn, and (iv) dispose of, mineral resources, regardless of the rights of owners or users of the land under which the mineral resources are located. Therefore, the State is free to authorize third parties to enjoy its rights to legally occupy and use mineral resources and may collect resource taxes and royalties pursuant to its right to earn. In this way, the State can control and direct the development and use of the mineral resources of the People’s Republic of China.

Mineral Resources Licenses

China has adopted, under the Mineral Resources Law, a licensing system for the exploration and exploitation of mineral resources. The MLR is responsible for approving applications for exploration licenses and mining licenses. The approval of the MLR is also required to transfer exploration licenses and mining licenses. Applicants must meet certain conditions as required by related rules/regulations. Pursuant to the Regulations for Registering to Mine Mineral Resources, the applicant for mining rights must present the required documents, including a plan for development and use of the mineral resources and an environmental impact evaluation report. The Mineral Resources Law allows individuals to exploit sporadic resources, sand, rocks and clay for use as construction materials and a small quantity of mineral resources for sustenance. However, individuals are prohibited from mining mineral resources that are more appropriately mined at a certain scale by a company, specified minerals that are subject to protective mining by the State and certain other designated mineral resources. Once granted, all exploration and mining rights under the licenses are protected by the State from encroachment or disruption under the Mineral Resources Law. It is a criminal offence to steal, seize or damage exploration facilities, or disrupt the working order of exploration areas.

Exploration Rights

In order to conduct exploration, a Sino-foreign cooperative joint venture (“CJV”) must apply to the MLR for an exploration license. Owners of exploration licenses are “licensees”. The period of validity of an exploration license can be no more than three years. An exploration license area is described by a “basic block”. An exploration license for metallic and non-metallic minerals has a maximum of 40 basic blocks. When mineral resources that are feasible for economic development have been discovered, a licensee may apply for the right to develop such mineral resources. The period of validity of the exploration license can be extended by application and each extension can be for no more than two years. The annual use fee for an exploration license is RMB (Renminbi, the Chinese currency) 100 per square kilometre for the first three years and increases by RMB 100 per square kilometre for each subsequent year, subject to a maximum fee of RMB 500 per square kilometre. During the term of the exploration license, the licensee has the privileged priority to obtain mining rights to the mineral resources in the exploration area, provided that the licensee meets the qualifying conditions for mining rights owners. An exploration licensee has the rights, among others, to: (i) explore without interference within the area under license during the license term, (ii) construct the exploration facilities, and (iii) pass through other exploration areas and adjacent ground to access the licensed area. After the licensee acquires the exploration license, the licensee is obliged to, among other things: (i) begin exploration within the prescribed term, (ii) explore according to a prescribed exploration work scheme, (iii) comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection, (iv) make detailed reports to local and other licensing authorities, (v) close and occlude the wells arising from exploration work, (vi) take other measures to protect against safety concerns after the exploration work is completed, and (vii) complete minimum exploration expenditures as required by the Regulations for Registering to Explore Resources Using the Block.

Mining Rights

In order to conduct mining activities, a CJV must also apply for a mining license from the MLR. Owners of mining rights, or “concessionaires”, are granted a mining license to mine for a term of no more than 10 to 30 years, depending on the magnitude or size of the mining project. A mining license owner may extend the term of a mining license with an application 30 days prior to expiration of the term. The annual use fee for a mining license is RMB 1,000 per square kilometre per year.

A mining license owner has the rights, among others, to: (i) conduct mining activities during the term and within the mining area prescribed by the mining license, (ii) sell mineral products (except for mineral products that the State Council has identified for unified purchase by designated units), (iii) construct production and living facilities within the mine area, and (iv) use the land necessary for production and construction, in accordance with applicable laws. A mining license owner is required to, among other things: (i) conduct mine construction or mining activities within a defined time period, (ii) conduct efficient production, rational mining and comprehensive use of the mineral resources, (iii) pay resources tax and mineral resources compensation (royalties) pursuant to applicable laws, (iv) comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection, (v) be subject to the supervision and management by the departments in charge of geology and mineral resources, and (vi) complete and present mineral reserves forms and mineral resource development and use statistics reports, in accordance with applicable law.

Transfer of Exploration and Mining Rights

A mining company may transfer its exploration or mining licenses to others, subject to the approval of MLR. An exploration license may only be transferred if the transferor has: (i) held the exploration license for two years after the date that the license was issued, or discovered minerals in the exploration block, which are able to be explored or mined further, (ii) a valid and subsisting exploration license, (iii) completed the stipulated minimum exploration expenditures, (iv) paid the user fees and the price for exploration rights pursuant to the relevant regulations, and (v) obtained the necessary approval from the authorized department in charge of the minerals. Mining rights may only be transferred if the transferor needs to change the ownership of such mining rights because it is: (i) engaging in a merger or split, (ii) entering into equity or cooperative joint ventures with others, (iii) selling its enterprise assets, or (iv) engaging in a similar transaction that will result in an alteration of the property ownership of the enterprise. Additionally, when state-owned assets or state funds are involved in a transfer of exploration licenses and mining licenses, the related state-owned assets rules and regulations apply and a proper evaluation report must be completed and filed with the MLR. Speculation in exploration and mining rights is prohibited. The penalties for speculation are that the rights of the speculator may be revoked, illegal income from speculation confiscated and a fine levied.

Environmental Laws

In the past ten years, Chinese laws and policies regarding environmental protection have moved towards stricter compliance standards and stronger enforcement. In accordance with the Environmental Protection Law of the PRC adopted by the Standing Committee of the PRC National People’s Congress on December 26, 1989, the General Administration of Environmental Protection Bureau under the State Council sets national environmental protection standards. The various local environmental protection bureaus may set stricter local standards for environmental protection. CJVs are required to comply with the stricter of the two standards. The basic laws in China governing environmental protection in the mineral industry sector of the economy are the Environmental Protection Law and the Mineral Resources Law. Applicants for mining licenses must submit environmental impact assessments, and those projects that fail to meet environmental protection standards will not be granted licenses. In addition, after the exploration, a licensee must take further actions for environmental protection, such as performing water and soil maintenance. After the mining licenses have expired or a licensee stops mining during the license period and the mineral resources have not been fully developed, the licensee shall perform other obligations such as water and soil maintenance, land recovery and environmental protection in compliance with the original development scheme, or must pay the costs of land recovery and environmental protection. After closing the mine, the mining enterprise must perform water and soil maintenance, land recovery and environmental protection in compliance with mine closure approval reports, or must pay certain costs, which include the costs of land recovery and environmental protection.

Land and Construction

The holder of an exploration license or mining license should apply for land use right with MLR to conduct exploration or mining activities on the land covered by the exploration license or mining license. The license holder should file an application to MLR for the land use right with its exploration license or mining license. If the application is approved by the competent government authority, the MLR would issue an approval to the land use right applicant. Then, the local MLR would enter into a land use right contract with the license holder. The license holder should pay relevant price and fees in accordance with the contract and then obtain a land use right certificate from MLR. In practice, instead of obtaining a long-term land use right, an exploration license holder may apply for a temporary land use right, which would normally be valid for 2 years and may be renewed upon application. The company should also apply for other zoning and construction permits to conduct construction on the land. People’s Republic of China laws require a company to obtain the land zoning permit and construction zoning permit with the local zoning authorities under the Ministry of Construction (MOCON). Then, the company is required to enter into a construction contract with a qualified constructor and file the construction contract to the local construction authorities under the MOCON and obtain a construction permit. After the construction is completed, the company should apply for the construction authorities and related environmental and fire departments for the check and acceptance of the construction. Upon the pass of check and acceptance, the company should apply with local housing authorities to register the constructed buildings in its own name and obtain a housing ownership certificate.

Environmental Law

SDRG is responsible for providing a safe working environment, not disrupting archaeological sites, and conducting its activities to prevent unnecessary damage to the area in which SDRG’s mineral claims are located. At this time, SDRG does not believe that the cost of compliance at the federal, state and local levels will be significant. SDRG intends to secure all necessary permits required for exploration. SDRG anticipates no discharge of water into active streams, creeks, rivers, lakes or other bodies of water regulated by environmental law or regulation. SDRG also anticipates that no endangered species will be disturbed. Restoration of the disturbed land will be completed according to law, and all holes, pits and shafts will be sealed upon abandonment of the mineral claims. It is difficult to estimate the cost of compliance with the environmental laws, because the full nature and extent of our proposed activities cannot be determined until SDRG starts its operations. SDRG believes it is in compliance with the environment laws, and that it will continue to be able to comply with such laws in the future.

Employees and Employment Agreements

SDRG currently has three employees in Mexico not including mining staff. In China SDRG has one employee serving as administrative staff member in its Beijing representative office and one consultant and director. SDRG pays both the employee and the consultant $9,000 per month in total.

Other than the foregoing, SDRG employs Marc Hazout as President and CEO. In addition, SDRG has three consultants working in its head office in Toronto, an Information Technology and Investor Relations Manager, a Corporate Controller and an Office Administrator, being paid collectively a total of approximately $10,000 per month.

Intellectual Property

SDRG has no patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts that management believes have any value.

Results of Operations

Nine Months Ended September 30, 2008 and September 30, 2009 Net sales were $NIL for both the quarters ended September 30, 2008 and September 30, 2009 as there was no production at any of the mining properties. Total operating expenses for SDRG were $1,564,952 (September

30, 2008: $4,564,129). There were decreases in exploration expenditures and decreases in General and Administrative expenses due to SDRG’s need to obtain financing. The overall expenditures decreased compared to 2008 as a result of insufficient funding, consequently impairing SDRG’s ability to commission advertising and promotions activity similar to those levels in 2008.

Net loss for the nine-months ended September 30, 2009 was $1,742,730, compared to a net loss of $4,564,129 for the similar period in 2008. The principal reason for this is the impact of the factors discussed above.

Liquidity and Capital Resources

As of December 31, 2009, SDRG had $137,448 in cash and $162,824 in other receivables (which represented value added tax refunds receivable). In addition, SDRG had accounts payable and accrued liabilities totaling of $1,401,001 for a working capital deficit of ($934,226) compared to working capital of $32,909 in 2008. During 2009, SDRG has been dependent on the issuance of common stock and loans to satisfy expenses.

Going Concern

SDRG’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As shown in the accompanying consolidated financial statements, SDRG incurred a large net operating loss in the year ended December 31, 2009, and had significant unpaid accounts payable and accrued liabilities. These factors create an uncertainty about SDRG’s ability to continue as a going concern. SDRG’s management has provided operating capital to SDRG and has developed a plan to raise additional capital. SDRG’s ability to continue as a going concern is dependent on the success of this plan. The consolidated financial statements do not include any adjustments that might be necessary if SDRG were unable to continue as a going concern.

As of December 31, 2009, SDRG had an accumulated deficit of $30,311,561. SDRG’s continuation as a going concern is uncertain and dependent on successfully achieving future profitable operations and obtaining additional sources of financing to sustain its operations. In the event SDRG cannot obtain the necessary funds, it will be necessary to delay, curtail or cancel the further development of its products and services. SDRG plans to pursue additional financing; however there can be no assurance that SDRG will be able to secure financing when needed or obtain such on terms satisfactory to SDRG, if at all.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from SDRG’s possible inability to continue as a going concern.

Revenues

During the years ended December 31, 2009 and 2008, SDRG did not have any revenues.

Expenses

During the years ended December 31, 2009 and 2008, SDRG incurred operating expenses of $3,387,164 and $5,417,333 respectively. Decreases were mainly due to:

•	Lower consulting and management fees, as SDRG reduced the number of consultants at its head office.
•	Far less shares issued for services.
•	Less advertising and promotion initiatives, as SDRG aimed to preserve funds.

During the years ended December 31, 2009 and 2008, SDRG reported a net loss of $3,862,649 and $3,969,299 respectively.

Assets

For both the nine months ended September 30, 2008 and September 30, 2009, there were no net sales. This is because, for both the quarters ended September 30, 2008 and September 30, 2009, there was no production at any of the mining properties.

Liabilities

As at September 30, 2009 the total liabilities was $1,247,660.

SDRG’S OFF-BALANCE SHEET ARRANGEMENTS

SDRG does not have any off-balance sheet arrangements or contractual obligations that have had or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that have not been disclosed in its financial statements.

SDRG’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

SDRG is not exposed to market risk.

SDRG’S CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

By resolution adopted on January 24, 2006, SDRG’s Board of Directors elected to change independent accountants. The independent accounting firm of Moore Stephens Cooper Molyneux LLP notified SDRG on January 24, 2006 that they were terminating their registration with the Public Company Accounting Oversight Board and therefore, were resigning as SDRG’s accountants. The independent auditors report on the consolidated financial statements for the two years ended December 31, 2003 and December 31, 2004, and the subsequent periods preceding December 31, 2005 contained no adverse opinion, no disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that each report issued by Moore Stephens Cooper Molyneux LLP for the years ended December 31, 2004 and 2003, and the interim periods ended March 31, 2005, June 30, 2005 and September 30, 2005, respectively, raised substantial doubt about SDRG’s ability to continue as a going concern. In connection with the audits of SDRG’s consolidated financial statements for each of the two years ended December 31, 2003 and December 31, 2004, and during any subsequent interim periods preceding December 31, 2005, as well as the period up to and including January 24, 2006, there have been no disagreements with Moore Stephens Cooper Molyneux LLP on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which if not resolved to the satisfaction of Moore Stephens Cooper Molyneux LLP would have caused Moore Stephens Cooper Molyneux LLP to make reference to the subject matter of the disagreements in connection with their reports.

On January 24, 2006, SDRG’s Board of Directors engaged SF Partnership LLP, 4950 Yonge Street, 4th Floor, Toronto, Ontario, M2N 6K1 as its new independent auditors to audit its financial statements. During the two most recent fiscal years and the subsequent interim periods prior to the engagement of the new accounting firm, SDRG did not consult with the new accounting firm with regard to any of the matters listed in Regulation S-B items 304 (a) (2) (i) or (ii).

SDRG’S DIRECTORS AND EXECUTIVE OFFICERS

SDRG’s Board of Directors consists of 5 directors. During the fiscal year ended December 31, 2009, the Board of Directors of SDRG held a total of 5 meetings. 1 director was not available for any meetings. Every other director attended at least 75% of the total number of meetings of the Board of Directors and at least 75% of the meetings of all committees on which he served. There is currently a vacancy for 1 director

The following sets forth information concerning SDRG’s current directors, executive officers and significant employees. Each director has been elected to serve until SDRG’s next annual meeting of shareholders and until his successor has been elected and qualified. Each executive officer serves at the discretion of SDRG’s Board of Directors.

Name	Age	Position

Marc Hazout	41	Chief Executive Officer and President
Manuel Chan	53	Director
R. Glen MacMullin	38	Director
Guoquiang Hao	56	Director

Marc Hazout – Mr. Hazout has been a director since June 1, 2002. From 1985 to 1987, Mr. Hazout was the Canadian licensee and franchisee for a multinational retailer. From 1987 to 1991, Mr. Hazout established a private label apparel manufacturing and retailing company. From 1991 to 1998, Mr. Hazout developed, owned and operated entertainment complexes in Toronto. Mr. Hazout attended The Canadian Securities Institute from 1998 – 2000 and in 1999 worked as an equity trader for Swift Trade Securities Inc. in Toronto. Mr. Hazout studied International Relations and Economics at York University in Toronto from 1983 to 1985. Mr. Hazout completed the Real Estate Licensing Course at Humber College in Toronto in 1984.

Manuel Chan – Mr. Chan joined SDRG’s Board of Directors on August 29, 2007. Mr. Chan is also a member of the Board of Directors of Sanhe Sino-Top Resources & Technologies Ltd. of which SDRG owns a 90% equity interest. Mr. Chan possesses more than 20 years experience in the real estate sector and holds a Bachelor of Commerce degree in Management Information Systems and Accounting from the University of British Columbia, Canada.

R. Glen MacMullin – Mr. MacMullin has been a director since December, 2007. Mr. MacMullin is currently a Vice President of Finance with Minto Group, Inc. a fully integrated real estate development, construction and management company with operations in Ottawa, Toronto and Florida. Prior to joining Minto Group, Inc. in 2008, Mr. MacMullin was a Managing Director and Chief Operation Officer with Xavier Sussex, LLC; a New York based private equity firm he co-founded in 2004. In 2001, Mr. MacMullin was appointed Director and Chief Operating Officer with DB Advisors, LLC; a $6 billion hedge fund group based in New York and a wholly owned subsidiary of Deutsche Bank AG. He has also held several senior management positions with Deutsche Bank Offshore in the Cayman Islands from 1998 through 2001, including Head of Investment Funds. He began his career in 1993 as a public accountant with Coopers & Lybrand in Ottawa, Canada and KPMG in the Cayman Islands. Mr. MacMullin received a Bachelor of Business Administration degree from Saint Francis Xavier University in 1993 and is a member of the Canadian Institute of Chartered Accountants. Mr. MacMullin also serves on the Board of Directors of Nayarit Gold, Inc.

Guoqiang Hao - has been a director of SDRG since June, 2008. Mr. Hao is currently head of Exploration Unit of North China Geological Exploration Bureau, a.k.a. Huaguan Industrial Corp. (“HIC”), a Chinese state-owned entity that operates in many diversified fields such as mining, engineering, manufacturing, chemical analysis and real estate. Mr. Hao has served with HIC for over 30 years, first as a geologist, then as a manager, and has witnessed its development from a geological exploration team to a conglomerate that boasts a staff of over 700 and over 100 subsidiaries. Mr. Hao is also a member of the Board of Directors of Sanhe Sino-Top Resources & Technologies Ltd., a joint venture between SDRG and HIC.

The executive officer of SDRG is as follows:

Name	Age	Position

Marc Hazout	44	Chief Executive Officer & President

Marc Hazout – Mr. Hazout has been SDRG’s President and Chief Executive Officer since June 1, 2002. From 1985 to 1987, Mr. Hazout was the Canadian licensee and franchisee for a multinational retailer. From 1987 to 1991, Mr. Hazout established a private label apparel manufacturing and retailing company. From 1991 to 1998, Mr. Hazout developed, owned and operated entertainment complexes in Toronto. Mr. Hazout attended The Canadian Securities Institute from 1998 to 2000 and in 1999 worked as an equity trader for Swift Trade Securities Inc. in Toronto. Mr. Hazout studied International Relations and Economics at York University in Toronto from 1983 to 1985. Mr. Hazout completed the Real Estate Licensing Course at Humber College in Toronto in 1984.

Committees of the Board of Directors

Strategic Advisory Board

SDRG has formed a Strategic Advisory Board (“SAB”) which will be comprised of well-known and experienced executives in the financial and mining industries who will act as advisors to the Board of Directors. The SAB currently consists of two members - Robert A. Fung as Chairman and Michael J H Brown. At this time, the SAB will assist with the application for listing on a Canadian stock exchange. On listing, Mr. Fung will become Chairman of the Board of Directors, and will assist in enlisting directors with the skills necessary to transition SDRG into a significant global silver explorer and producer. Additional members will be appointed to bring further depth and experience to the SAB. The mandate of the SAB is to assist SDRG to formulate its strategic plans and to use their extensive contacts to assist in building SDRG.

The Board will have at all times a Finance and Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Members of these committees are appointed annually by the Board after taking into consideration the recommendations of the Nominating and Governance Committee. The Board may establish other committees in accordance with the Company’s bylaws.

Annual Performance Evaluation

The Board will conduct an annual self-evaluation process to determine if the Board is functioning effectively. The Nominating and Governance Committee will oversee the annual evaluation process and will report the results of the evaluation to the full Board

Code of Conduct

SDRG has adopted a code of conduct.

Board Vacancies

There is currently a vacancy for 1 director which will be filled at the next annual shareholders meeting.

Director Selection and Qualifications

Selection. Directors are elected each year by SDRG’s shareholders at the annual meeting of shareholders. The Board of SDRG proposes a slate of director nominees to the shareholders for election to the Board, after taking into consideration the recommendations of the Nominating and Governance Committee. Shareholders of record may submit nominees to the Nominating and Governance Committee. Shareholder nominees must be submitted in accordance with SDRG’s bylaws and will receive the same consideration that other nominees receive. Vacancies in existing or new director positions may be filled by the Board in accordance with SDRG’s bylaws. Directors elected by the Board to fill such vacancies will serve only until the next annual election of directors.

Qualifications. The Board establishes minimum director qualification standards from time to time after receiving the recommendations of the Nominating and Governance Committee. To be considered as a director nominee, an individual must meet the minimum qualification standards set by the Board. Individuals will also be evaluated on their respective skills and expertise and the needs of the Board at the time. In addition to the minimum qualifications, the Board will have a majority of directors who meet the criteria for independence.

Term Limits. The Board does not believe it is in the best interest of SDRG or its stockholders to limit the number of terms that an individual may serve as a director on the Board. Directors who have served on the Board for an extended period of time have most likely developed valuable insight into SDRG’s business and operations, and could continue to make significant contributions toward the achievement of SDRG’s objectives and the enhancement of long-term shareholder value.

Service on Other Boards. The Board does not believe that it should set a specific limit on the number of other boards on which directors may serve. Service on the boards of other companies must comply with SDRG’s code of conduct and must not interfere with the director’s ability to fulfill his or her responsibilities as a member of SDRG’s Board. The nature of and involvement in a director’s service on other company boards will be taken into account in evaluating the suitability and performance of the individual director.

Material Change in Circumstances. The Board believes that any director who experiences a change in his or her professional circumstances that would materially affect their ability or qualifications to serve on the Board and discharge their duties should tender his or her resignation to the Board. The Board, after receiving input from the Nominating and Governance Committee, would then evaluate whether the Board should accept the resignation based on the circumstances.

Separation of Chairman and CEO Positions. SDRG has historically separated the positions of chairman of the Board and CEO. While the Board believes the separation of these two positions has served SDRG well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving in these two positions.

SDRG’S EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

SDRG does not have a long-term incentive compensation plan. SDRG has no equity compensation plan.

SUMMARY COMPENSATION TABLE

The following table sets forth the aggregate compensation earned by SDRG’s executives during 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All other compensation (in excess of $10,000) ($)	Total ($)

Marc Hazout, President and Chief Executive Officer	2009	$288,000	0	None	$288,000

	2008	$288,000	0	None	$288,000

*Travellers International Inc. (‘‘Travellers’’) received 1,000,000 restricted common shares valued at $0.6478/share, being Marc Hazout’s signing bonus with respect to his Employment Agreement. Travellers received another 1,000,000 restricted common shares valued at $0.6551/share in consideration for Marc Hazout successfully completed the transaction in Cerro las Minitas, Mexico. Marc Hazout is the sole director, officer and shareholder of Travellers.

On November 15, 2005, SDRG entered into an employment agreement with Marc Hazout. The employment agreement provides that Mr. Hazout shall be employed by SDRG for a term of five years, and is entitled to a base salary of $288,000 per year. Mr. Hazout is also entitled to a commission on sales generated by him consistent with SDRG’s commission policy for all sales personnel. Further, he is entitled to eight weeks paid holiday and fourteen personal days, sick leave, medical and group insurance, participation in pension or profit sharing plans of SDRG, and a car allowance of up to $3,000 per month. In the event of a termination of the employment agreement without cause by SDRG, he will be entitled to a severance payment equal to 100% of his remaining base salary, plus an amount equal to 75% of the base salary and full medical coverage for 12 months following the termination date. The employment agreement contains provisions prohibiting him from competing with SDRG or soliciting customers or employees from SDRG for a period of one year following the termination of his employment.

SDRG had no equity compensation plan in 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee will annually review the compensation of non-executive Board members, and will make recommendations to the full Board. In making these recommendations, the committee should consider recommendations from SDRG’s management and independent compensation consultant and the following goals:

•	Board members should be fairly compensated for the work involved in overseeing the management of a company with similar size and scope of SDRG;
•	Board member compensation should be competitive with director compensation at other companies with a similar size and scope of SDRG; and
•	Board member compensation should align the directors’ interests with the interests of SDRG’s shareholders.
•	A director who is an employee of SDRG will not receive any additional compensation for serving as a director.

COMPENSATION OF DIRECTORS

Directors are reimbursed for any reasonable expenses incurred in the connection with attendance at board or committee meetings or any expenses generated in connection with the performance of services on the behalf of the company.

SDRG’s past policy has been to pay its non-management directors $500 in restricted common stock for each Board of Directors meeting attended. In addition, directors are reimbursed for any reasonable expenses incurred in the connection with attendance at Board or committee meetings or any expenses generated in connection with the performance of services on the behalf of SDRG. SDRG currently has FOUR directors, one of whom is also the chief executive officer of SDRG. SDRG is currently exploring acquisition possibilities. SDRG anticipates that its policy on director compensation will change when and if it makes a material acquisition.

Director Summary Compensation Table

2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (Shares)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All other Compensation (in excess of $10,000) ($)	Total

Marc Hazout	2009	—	—	—	—	—	—	0

	2008							0

Manuel Chan	2009	—	—	—	—	—	—	0

	2008				315,000			315,000

R. Glan MacMullin	2009	—	—	—	—	—	—	0

	2008				176,000			176,000

Guoquiang Hao	2009							0

	2008							0

Directors are reimbursed for any reasonable expenses incurred in the connection with attendance at board or committee meetings or any expenses generated in connection with the performance of services on the behalf of SDRG.

DESCRIPTION OF SDRG COMMON STOCK

SDRG common stock is considered to be a “penny stock.” The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in these securities is provided by the exchange or system). Prior to a transaction in a penny stock, a broker-dealer is required to:

•

deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market;

•	provide the customer with current bid and offer quotations for the penny stock;
•	explain the compensation of the broker-dealer and its salesperson in the transaction;
•	provide monthly account statements showing the market value of each penny stock held in the customer’s account; and
•	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for SDRG’s stock, and investors may find it more difficult to sell their shares.

The authorized capital stock of SDRG consists of 150,000,000 shares of common stock with a $.001 par value per share. 20,000,000 shares of preferred stock have been authorized but none has been issued. Holders of shares of SDRG common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of SDRG common stock do not have cumulative voting rights. All of the outstanding shares of SDRG common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase SDRG common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the SDRG common stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS.

The following is a summary of the material differences between (a) the current rights of GII’s stockholders under GII’s articles of incorporation and bylaws, (b) the current rights of NRI’s stockholders under NRI’s articles of incorporation and bylaws and (c) the current rights of SDRG stockholders under SDRG’s articles of incorporation and bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified by reference to GII’s, NRI’s and SDRG’s constituent documents.

Authorized Capital Stock

GII - The total number of shares of common stock, par value of $0.001 per share, authorized for issuance is 500,000,000. As of April 13, 2010, 76,701,505 shares of common stock were issued and outstanding. The total number of shares of preferred stock, par value of $0.0001 per share, authorized for issuance is 10,000,000.

NRI – The total number of shares of common stock, no par value per share, authorized for issuance is unlimited. As of April 13, 2010, there were approximately 17,636,299 shares of NRI’s common stock issued and outstanding on record. CDS & CO., in Toronto, Ontario holds 10,171,860 shares of common stock of NRI which is 57% of the outstanding common stock.

SDRG - The authorized capital stock of SDRG consists of 150,000,000 shares of common stock with a $.001 par value per share. As of January 21, 2010, the number of shares of SDRG common stock issued and outstanding was 92,397,686. 20,000,000 shares of preferred stock have been authorized but none has been issued.

Dividend Policy

GII – The GII common stock is junior to the GII preferred stock in the right to receive dividends. No dividends shall at any time be declared on GII common stock if the result of the payment of the dividend declared would be to impair the ability of GII immediately thereafter to redeem all of the issued and outstanding preferred stock.

NRI – The holders of the common stock of NRI are entitled to vote at all meetings of shareholders, to receive dividends and to receive the remaining property of the corporation upon dissolution.

SDRG - In order that SDRG may determine the stockholders entitled to receive payment of any dividend, the Board of Directors of SDRG may fix, in advance, a record date, which shall not be more than sixty days prior to such action. If no record date is fixed, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to the payment of any dividend.

Voting

GII – Each share of GII common stock is entitled to one vote.

NRI – Each share of NRI common stock is entitled to one vote.

SDRG – Each share of SDRG common stock is entitled to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where applicable law prescribes a different percentage of votes. Voting need not be by ballot.

Number of Directors

GII - The number of Directors which shall constitute the whole Board of Directors of GII shall be three. GII’s Board of Directors currently consists of 3 Directors.

NRI – The number of Directors which shall constitute the whole Board of Directors of NRI shall be three. NRI’s Board of Directors currently consists of 3 Directors.

SDRG - The number of Directors which shall constitute the whole Board of Directors of SDRG shall be five. SDRG’s Board of Directors currently consists of 4 Directors.

Term of Directors

GII - Directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting or special meeting of shareholders at which time a new Board of Directors of GII is elected. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

NRI– Directors elected at the annual meeting of stockholders hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

SDRG– Directors elected at the annual meeting of stockholders hold office until the next annual meeting of stockholders and until their respective successors is elected and qualified.

Removal of Directors

GII– Directors may be removed by shareholders at an annual meeting or special meeting of shareholders at which time a new Board of Directors is to be elected. Such removal is accomplished by a new director receiving a plurality of the votes.

NRI– Directors may be removed by shareholders at an annual meeting or special meeting of shareholders at which time a new Board of Directors is to be elected. Such removal is accomplished by a new director receiving a plurality of the votes.

SDRG– Any one or more directors may be removed, with or without cause, by vote or written consent of the holders of a majority of the issued and outstanding shares of stock of SDRG entitled to vote for the election of directors.

Vacancies on the Board

GII – Directors may be elected in the manner prescribed by the provisions of Sections 78.320 through 78.335 of the General Corporation Law of Nevada. Any director may resign at any time upon written notice to GII. Directors who are elected at an election of directors by stockholders, and directors who have been elected in the interim to fill vacancies and newly created directorships, shall hold office until the next election of directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal. In the interim between elections of directors by stockholders, newly created directorships and any vacancies in the Board of Directors, including any vacancies resulting from the removal of directors for cause or without cause by the stockholders and not filled by said stockholders, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. GII currently does not have any vacancies on its Board of Directors.

NRI –Vacancies shall be filled by the remaining directors. Directors elected by the Board to fill such vacancies will serve only until the next annual election of directors at the annual shareholders meeting. NRI currently does not have any vacancies on its Board of Directors.

SDRG – Vacancies in existing or new director positions may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. Directors elected by the Board to fill such vacancies will serve only until the next annual election of directors.

Annual Stockholders Meeting

GII – The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the directors.

NRI – The holders of the NRI common stock receive notices of and may attend and vote at all meetings of shareholders of NRI. The meetings of shareholders may be held in the Municipality of Metropolitan Toronto and Province of Ontario.

SDRG – The annual meeting shall be held on the date and at the time fixed by the directors. When the directors shall fail to fix a place for the meeting, it shall be held at SDRG’s registered office. Written notice shall be given regarding each meeting.

Quorum for Stockholders Meetings

GII – A majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum at a meeting of stockholders for the transaction of business unless the action to be taken at the meeting shall require a greater proportion. The stockholders present may adjourn the meeting despite the absence of a quorum.

NRI – A majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum at a meeting of stockholders for the transaction of business unless the action to be taken at the meeting shall require a greater proportion. The stockholders present may adjourn the meeting despite the absence of a quorum.

SDRG – The holders of a majority of the outstanding shares of common stock constitutes a quorum.

Stockholder Action by Written Consent

GII – Any action which, under any provisions of the laws of the Stale of Nevada or under the provisions of the Certificate of Incorporation of GII or under GII’s by-laws may be taken at a meeting of the shareholders, may be taken without a meeting if a record or memorandum thereof be made in writing and signed by the holders of outstanding stock having no less than the minimum number of votes that would be necessary to authorize or take the action at a meeting for such purpose, and such record or memorandum be filed with the Secretary of GII.

NRI – Any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

SDRG – Any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Amendment of Governing Documents

GII – GII reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein granted subject to this reservation.

NRI – NRI requires shareholder approval.

SDRG – SDRG’s directors may amend the bylaws.

Indemnification of Directors and Officers

GII – The articles of incorporation contain provisions providing for the indemnification of directors and officers of GII as follows:

(a) GII shall indemnify any person who was or is a party, or is threatened to be made a party, of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of GII), by reason of the fact that he is or was a director, officer, employee or agent of GII, or is otherwise serving at the request of GII as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of GII, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct is unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of GII and, with respect to any criminal action or proceeding, had reasonable cause to believe the action was unlawful.

(b) GII shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of GII, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of GII, or is or was serving at the request of GII as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not, opposed to, the best interests of GII, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to GII, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c) To the extent that a director, officer, employee or agent of GII has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (a) and (b) above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under Section (a) or (b) above (unless ordered by a court) shall be made by GII only as authorized in the specific case upon a determination that indemnification of the officer, director and employee or agent is proper in the circumstances, because he has met the applicable standard of conduct set forth in Section (a) or (b) above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of the holders of a majority of the shares of stock entitled to vote and represented at a meeting called for purpose.

(e) Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by GII in advance of the final disposition or such action, suit or proceeding, as authorized in Section (d) of this Article, upon receipt of an understanding by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by GII.

(f) The Board of Directors may exercise GII’s power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of GII, or is or was serving at the request of GII as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not GII would have the power to indemnify him against such liability.

(g) The indemnification discussed above shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled.

NRI –NRI indemnifies its officers and directors from any personal loss or damage from any actions regarding the corporation which are performed in good faith. The indemnification does not apply to any directors’ or officers’

(a) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,

(b) acts or omissions that a director or officer believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or officer,

(c) approval of any transaction from which a director or officer derives an improper personal benefit,

(d) acts or omissions that show a reckless disregard for the director’s or officer’s duty to the corporation or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing a director’s or officer’s duties, of a risk of serious injury to the corporation or its shareholders,

(e) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the corporation or its shareholders, or

(f) approval of an unlawful dividend, distribution, stock repurchase or redemption.

The indemnification would generally absolve directors and officers of personal liability for negligence in the performance of duties, including gross negligence.

SDRG – SDRG’s Certificate of Incorporation provides for indemnification of directors as follows: no director shall be personally liable to SDRG or its stockholders for monetary damages for any breach of fiduciary duty by such directors as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to SDRG or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

LEGAL REQUIREMENTS CONCERNING THE OFFER

This offer is being made solely by this prospectus and the accompanying letter of transmittal. The offer is being made to all holders of shares of SDRG common stock. The Offeror is not aware of any jurisdiction where making the offer or tendering shares of SDRG in response to the offer would violate the laws of the jurisdiction. If the Offeror becomes aware of any jurisdiction in which making the offer or tendering shares of SDRG in response could violate applicable law, the Offeror will make a good faith effort to comply with any such law. If, after such good faith effort, the Offeror cannot comply with any such law, the offer will not be made to (nor any tenders be accepted from or on behalf of) the holders of shares of SDRG common stock in such jurisdiction

EXPERTS

Accounting Matters

GII’s financial statements as of November 30, 2009 and 2008, and for the years then ended, have been audited by John Scholz, independent public accountant and are incorporated by reference into this prospectus.

NRI’s financial statements as of July 31, 2009 and 2008, and for the years then ended, have been audited by John Scholz, independent public accountant and are incorporated by reference into this prospectus.

GOG’s financial statements as of August 31, 2009 and 2008, and for the years then ended, have been audited by John Scholz, independent public accountant and are incorporated by reference into this prospectus.

Legal Matters

The validity of the shares of common stock offered pursuant to this prospectus will be passed on by Nannarone & McMurdo LLP, 511 Avenue of the Americas, Suite 800, New York, NY 10011.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows the registrant to “incorporate by reference” the information it files with them, which means that the Offeror can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that the Offeror files later with the SEC will automatically update and supersede previously filed information, including information contained in this document. GII and NRI incorporate by reference any future filings either will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed.

The SEC also allows the information filed by the company being acquired to be incorporated by reference, which means that important information about SDRG can be disclosed to you by referring you to those documents. This information is also an important part of this prospectus. The documents listed below (SEC file No. 000-29657) are also incorporated by reference:

-	SDRG’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 31, 2010.

GRIT International Inc.

Consolidated Financial Statements

AUDITORS’ REPORT

To the Shareholders of
GRIT International Inc.

We have audited the accompanying consolidated balance sheet of GRIT International Inc. as of February 28, 2010 and November 30, 2009, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the 3 months then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We have conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GRIT International Inc. as of February 28, 2010 and November 30, 2009, and the results of its operations and its cash flows for the 3 months then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred significant operating losses in current year and also in the past. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

John Scholz CA

[SIGNED]
Woodbridge, Ontario, Canada	Chartered Accountant
June 4, 2010	Licensed Public Accountant
CPAB Registered
PCAOB Registered

Consolidated Balance Sheets
As at February 28, 2010 and November 30, 2009

	February 28 2010	November 30 2009
ASSETS
Current
Cash (Notes 1 and 2)	$98,193	$18,719
Accounts receivable	76,159	66,682
Prepaid and sundry assets	18,015	110,000

	192,367	195,401

Investments (Note 3)	107,500	107,500

Goodwill (Note 4)	112,350	120,000

Capital Assets (Notes 1 and 5)	1,442,611	1,450,989

	$1,854,828	$1,873,890

LIABILITIES
Current
Accounts payable and accrued liabilities	$242,464	110,808
Goods and Services tax payable	14,714	36,430
Truck Loans (Note 6)	31,307	56,270
Loan payable, current portion (Note 7)	40,000	40,000
Mortgage payable, current portion (Note 8)	65,812	69,790

	394,297	279,721

Long-term
Loan payable, net of current portion (Note 7)	120,000	160,000
Mortgage payable, net of current portion (Note 8)	687,612	693,876
Due to shareholder (Note 9)	200,163	200,163
Other loans payable (Note 10)	210,000	210,000

	1,217,775	1,264,039

CAPITAL
Capital Stock (Note 11)	747,790	747,790
Deficit	(505,034)	(451,237)

	242,756	296,553

	$1,854,828	$1,873,890

Consolidated Statements of Operations
For the 3 months ended February 28, 2010 and 2009

	2010	2009

Revenue	$304,543	$313,026

Cost of Goods Sold	141,137	130,418

Gross Profit	163,405	182,608

Expenses
Accounting and legal	2,399	4,966
Advertising and promotion	1,514	926
Business fees and licenses	10,600	1,460
Property taxes	—	—
Insurance	2,910	2,894
Interest and bank charges	1,148	2,082
General and office	8,218	1,312
Equipment lease	9,844	5,310
Repairs and maintenance	11,932	14,640
Fuel, oil and gas	1,686	3,196
Telecommunications	4,724	4,968
Travel and entertainment	13,213	6,585
Utilities	494	694
Wages and salaries	31,741	21,121

	100,421	77,154

Operating income (loss) before the following:	62,984	105,454

Interest (expense) income	(9,456)	(15,471)
Amortization	(41,085)	(27,225)
Management fee (expense) income	(66,240)	120,612

	(116,781)	77,916

Net Profit (Loss)	$(53,797)	$183,370

Profit (Loss) Per Share	$(0.0007)	$0.0024

Fully-Diluted Profit (Loss) per Share	$(0.0007)	$0.0024

Consolidated Statements of Deficit
For the 3 months ended February 28, 2010 and 2009

	2010	2009

Deficit, Beginning of year	$(451,237)	$(344,640)

Add: Extraordinary Item (Note *)	—	—

Net profit (loss)	(53,797)	183,370

Deficit, End of year	$(505,034)	$(161,270)

Consolidated Statements of Cash Flows
For the 3 months ended February 28, 2010 and 2009

	2010	2009
OPERATING ACTIVITIES

Net profit (loss)	$(53,797)	$183,370
Adjustment for non-cash items: Amortization	41,085	27,225

	(12,712)	210,595

Changes in non-cash operating assets and liabilities	161,748	161,224

Cash Provided by (Expended in) Operating Activities	149,036	340,599

INVESTING ACTIVITIES

Purchase of capital assets (net of disposals)	(34,163)	(613,937)

Cash Provided by (Expended in) Investing Activities	(34,163)	(613,937)

FINANCING ACTIVITIES
Issuance of common stock	—	174,340
Due to shareholder	—	(35,735)
Truck loans payable	(24,963)	56,270
Loans payable	—	170,000
Mortgage payable	(10,436)	(75,838)

Cash Provided by (Expended in) Financing Activities	(35,399)	289,037

NET CHANGE IN CASH	79,474	15,699

CASH, Beginning of year	18,719	133,968

CASH, End of year	$98,193	$149,687

Notes to Consolidated Financial Statements
As at February 28, 2010 and November 30, 2009

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

These consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada and include the accounts of the Company, Grit International Inc. (a Nevada Corp) and its subsidiaries (all of which are Alberta, Canada based corporations) ENS Janitorial Services Ltd., Aaims Superior Storage Ltd., PCL Ventures Ltd., and Grit Canada Acquisitions Inc.

Capital Assets and Amortization

The Company records capital assets at historical cost and annually provides for amortization. Amortization rates are calculated to write off the assets over their estimated useful life as follows:

	Building	-	4% declining balance
	Fence	-	10% declining balance
	Equipment	-	20% declining balance
	Equipment - Computers	-	30% declining balance
	Equipment - Motorized	-	30% declining balance
	Parking Lot	-	80% declining balance
	Software	-	100% declining balance

Foreign Currency Translation

The Company translates its foreign denominated monetary assets and liabilities at the exchange rate prevailing at year-end. Non-monetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at the rate of exchange in effect at the time of the transaction. Exchange gains or losses are included in operations.

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

Cash and Cash Equivalents

Cash and cash equivalents include cash on account and demand deposits.

Measurement Uncertainty

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results would differ from those estimates.

Notes to Consolidated Financial Statements
As at February 28, 2010 and November 30, 2009

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Future Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, future income taxes are recognized for temporary differences between the tax and financial statement bases of assets and liabilities and for certain carry forward items. Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment or substantive enactment.

Stock Based Compensation

The Company accounts for its stock option plan using the fair value method. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and expensed over the service period which equals the vesting period. There were no outstanding stock options.

Investments

Investments are stated at cost less any provision for any other than temporary decline in market value.

2.	CASH AND CASH EQUIVALENTS

The company has a $50,000 line of credit available at prime +1%, due on demand and interest payable monthly. The balance of this credit facility, included in the cash balance, as at November 30, 2009 is $18,000.

3.	INVESTMENTS

These investments are in private companies and are stated at cost.

Tofty Equipment Inc.	$60,000
Tiger Pacific Limited	22,500
Rackster Holdings Inc.	25,000

$107,500

Notes to Consolidated Financial Statements
As at February 28, 2010 and November 30, 2009

4.	GOODWILL

In 2008 Aaims Superior Storage Ltd, a fully owned subsidiary, underwent a corporate reorganization, including its subsidiary Superior Car Wash. The result was an allocation to Goodwill in the amount of $153,155. Goodwill is amortized over 5 years on a straight-line basis.

2010			2009

Cost	Accumulated Amortization	Net Book Value	Net Book Value

$153,155	$40,805	$112,350	$120,000

5.	CAPITAL ASSETS

	2010			2009

	Cost	Accumulated Amortization	Net Book Value	Net Book Value

Land	$425,000	$—	$425,000	$425,000
Building	808,500	78,983	729,517	736,887
Fence	10,000	2,365	7,635	7,830
Equipment	85,526	42,247	43,279	45,554
Equipment - Computers	40,000	15,395	24,605	26,600
Equipment - Motorized	633,892	447,670	186,222	176,165
Parking Lot	40,000	13,647	26,353	32,953
Software	15,696	15,696	—	—

	$2,058,614	$616,003	$1,442,611	$1,450,989

6.	TRUCK LOAN(S)

These trucks are currently financed with Paccar Financial. These loans are secured by the trucks themselves and are all considered current liabilities for presentation purposes because they all mature in 2010.

Loan 1: 2004 Peterbuilt Model 379 – 36 month term repayable in monthly blended principal and interest payment of $2,800 at a fixed interest rate of 10.25%, maturing in February 2010.

Loan 2: 2005 Peterbuilt Model 378 – 60 month term repayable in monthly blended principal and interest payment of $2,667 at a fixed interest rate of Prime + 2.75%, maturing in March 2010.

Loan 3: 2006 Peterbuilt Model 378 –60 month term repayable in monthly blended principal and interest payment of $2,864 at a fixed interest rate of 8.35%, maturing in December 2010.

7.	LOAN PAYABLE

In 2008 ENS Contract Services Ltd (Janitorial) was acquired for a purchase price of $290,000. $50,000 by way of cash deposit and the balance of $240,000, bears no interest and is payable in installments of $40,000 due on the anniversary date of the transaction every year for 6 years.

Notes to Consolidated Financial Statements
As at February 28, 2010 and November 30, 2009

8.	MORTGAGE PAYABLE

In 2008 the company obtained a mortgage with the Royal Bank of Canada for $850,000. Repayable by consecutive monthly blended payments of $9,775 including interest, based on a 120 month amortization. Interest is payable at Royal Bank Prime + 4.05% and matures on September 4, 2010. The mortgage is secured by a general security agreement signed by the borrower, a collateral mortgage signed by the borrower in the amount of $1,000,000 providing a first charge on the property in question and a guarantee and postponement of a claim in the amount of $425,000 against the property.

9.	DUE TO SHAREHOLDER

This loan is due to the shareholder(s) is non-interest bearing and has no fixed terms of repayment.

10.	OTHER LOANS PAYABLE

These are loans were acquired by the company from unrelated parties, bear no interest and have no fixed term of repayment. The Company is currently in talks with these creditors to accept shares in exchange for a loan settlement. As of the date of this report, no agreement has been reached.

11.	CAPITAL STOCK

The Company is authorized to issue 500,000,000 common shares. Common shares issued and fully paid are as follows:

	Number of Shares	Amount

Balance - November 30, 2008	48,545,000	$573,450

Issuance of common stock	28,156,505	174,340

Balance – Feb 28, 2010 & Nov 30, 2009	76,701,505	$747,790

Notes to Consolidated Financial Statements
As at February 28, 2010 and November 30, 2009

11.	CAPITAL STOCK (cont’d)

STOCK OPTIONS

As at February 28, 2010 there were no stock options outstanding

The company maintains a share option plan (the “Plan”) for the benefit of management, directors, officers and employees. The Plan provides that the aggregate number of common shares available for issuance pursuant to options granted under the Plan is limited to 5,000,000 common shares. In general, the maximum number of common shares reversed for issuance in respect of any one individual may not exceed 5.0%, or in respect of insiders of the company, may not exceed 10.0% of the number of common shares issued and outstanding.

12.	COMPARATIVE FIGURES

The comparative figures have been reclassified in order to agree with this quarters financial statement presentation.

13.	INTERNATION FINANCIAL REPORTING STANDARDS (IFRS):

The CICA plans the convergence of Canadian generally accepted accounting principles (GAAP) to International Financial Reporting Standards (IFRS) on a transition period ending in 2011. The Company expects this transition to have little effect on its accounting methods, presentation of financial information and information systems. During the next quarters, the Company will develop its internal implementation plan to meet the guidelines of the future reporting requirements.

Financial Statements of

NIREK RESOURCES INC.

For the six months ended January 31, 2010 and 2009

AUDITORS’ REPORT

To the Shareholders of
Nirek Resources Inc.

We have audited the accompanying consolidated balance sheet of Nirek Resources Inc. as of January 31, 2010 and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We have conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nirek Resources Inc. as of January 31, 2010 and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred substantial operating losses in current period and also in the past. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

John Scholz CA

“signed”
Woodbridge, Ontario, Canada	Chartered Accountant
May 21, 2010	Licensed Public Accountant
CPAB Registered
PCAOB Registered

NIREK RESOURCES INC.
Balance Sheet

As at January 31, 2010 and July 31, 2009

	January 31 2010	July 31 2009

Assets

Current assets:
Cash	$455	52,530
Accounts receivable	7,417	7,164

	7,872	59,694

Mining claims and deferred exploration expenditures (Notes 2 and 3)	58,368	60,565

Investment in Millstream Mines Ltd. (Note 4)	160,000	160,000

Investment in Ofek Capital Corp. (Note 4)	79	79

	$226,319	280,338

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$42,244	41,306

Shareholders’ equity:
Capital stock (note 5)	755,994	755,994
Deficit	(571,919)	(516,962)

	184,075	239,032

	$226,319	280,338

Approved on behalf of the Board:

____signed________________________ “Abraham Arnold, Director”

____signed________________________ “Dave Coutts, Director”

NIREK RESOURCES INC.
Statements of Earnings

For the six months ended January 31, 2010 and 2009

	January 31 2010	January 31 2009

Revenue	$—	—

Expenses:
Office and general	3,724	2,569
Travel	12,983	4,738
Shareholders’ information	—	37,195
Transfer agent’s fees and expenditures	2,250	5,828
Management and Directors fees	25,000	25,200
Professional fees	11,000	21,203

	54,957	96,733

Net earnings (loss)	$(54,957)	(96,733)

Net earnings (loss) per share	$(0,0032)	(0,0056)

NIREK RESOURCES INC.
Statements of Retained Earnings

For the six months ended January 31, 2010 and 2009

	January 31 2010	January 31 2009

Retained earnings (Deficit), beginning of year	$(516,962)	(420,229)

Net earnings (loss)	(54,957)	(96,733)

Retained earnings (Deficit), end of year	$(571,919)	(516,962)

NIREK RESOURCES INC.
Statement of Cash Flows

For the six months ended January 31, 2010 and 2009

	January 31 2010	January 31 2009

Operating Activities:

Net earnings (loss)	$(54,957)	(96,733)

Changes in non-cash working capital:
Accounts receivable	(253)	209,740
Accounts payable	938	(113,312)

Cash provided by (Expended in) Operating Activities	(54,272)	(305)

Financing Activities:

Issuance of common shares	—	147,750
Investment in Ofek Capital Corp.	—	79

Cash provided by (Expended in) Financing Activities	—	147,829

Investment Activities:

Investment in Ofek Capital Corp.	—	(79)
Deferred exploration expenditures	(4,708)	(6,575)
Government grant	6,905	—

Cash provided by (Expended in) Investing Activities	2,197	(6,654)

Increase (decrease) in cash	(52,075)	140,870

Cash and cash equivalents, beginning of year	52,530	2,007

Cash and cash equivalents, end of year	$455	142,877

NIREK RESOURCES INC. Notes to Financial Statements For the six months ended January 31, 2010 and 2009

1. FUTURE OPERATIONS

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

The Company is in the process of exploring its resource properties and has not yet determined whether the properties contain economically recoverable reserves. The recovery of the amounts shown for resource properties and the related deferred expenditures is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mining claims, the ability of the Company to obtain necessary financing to complete the development, upon future profitable production and the support of the Company’s trade creditors.

The financial statements do not give effect to any adjustments to the amount of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and therefore, be required to realize its assets and discharge its liabilities in other than the ordinary course of business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash on account and demand deposits.

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

Use of Estimates

The preparation of these financial statements, in conformity with Canadian generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

NIREK RESOURCES INC.
Notes to Financial Statements

For the six months ended January 31, 2010 and 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES … continued

Stock Based Compensation

The Company accounts for its stock option plan using the fair value method. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and expensed over the service period which equals the vesting period. The stock option expense for the year ended July 31, 2009 was $NIL (2008 -$NIL).

Future Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, future income taxes are recognized for temporary differences between the tax and financial statement bases of assets and liabilities and for certain carry forward items. Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment or substantive enactment.

Measurement Uncertainty

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results would differ from those estimates.

Foreign Currency Translation

The Company translates its foreign denominated monetary assets and liabilities at the exchange rate prevailing at year-end. Non-monetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at the rate of exchange in effect at the time of the transaction. Exchange gains or losses are included in operations.

NIREK RESOURCES INC.
Notes to Financial Statements

For the six months ended January 31, 2010 and 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES … continued

Mining Claims and Deferred Exploration Expenditures

Mining claims are carried at cost until they are brought into production at which time they are depleted on a unit-of-production basis. Exploration expenditures relating to mining claims are deferred until the properties are brought into production at which time they are amortized on a unit-of-production basis. The cost of claims abandoned or sold and the deferred exploration costs relating to claims abandoned or sold are charged to operations in the current year.

3. MINING CLAIMS AND DEFERRED EXPLORATION EXPENDITURES

The Company holds an option to acquire a 100% interest in the Sarah Lake, Quebec Property, under a 3-year earn-in option agreement with payments (in both flow-through cash into the property and shares which will be restricted for 12 months) and a work commitment, outlined in the options terms as follows:

Option Terms: 3-year option to earn 100% interest, less royalty.

Work commitment:	Year 1 - $25,000 flow-through work in property

Year 2 - $25,000 flow-through work in property

Year 3 - $25,000 flow-through work in property

Cash:	$10,000 on May 30, 2008

Shares:	April 1, 2008 – 30,000 shares

April 1, 2009 – 100,000 shares

April 1, 2010 – 100,000 shares

April 1, 2011 – 100,000 shares

NIREK RESOURCES INC.
Notes to Financial Statements

For the six months ended January 31, 2010 and 2009

4. INVESTMENT IN MILLSTREAM MINES LTD. AND OFEK CAPITAL CORP.

On February 17, 2008 the company purchased 160,000 shares of Millstream Mines Ltd. At $1.00 per share.

On October 10, 2008 the company received 395 shares of Ofek Capital Corp for 79 Shares of Nirek Resources Inc.

5. CAPITAL STOCK

The Company is authorized to issue an unlimited number of common shares. Common shares issued and fully paid are as follows:

	Number of Shares	Amount

Balance, July 31, 2008	16,877,729	$595,165

Sale of common shares for cash	125,000	147,750

Value of common shares issued in consideration of mining claims	130,000	13,000

Issuance of common shares in exchange for shares of Ofek Capital Corp.	79	79

Balance, July 31, 2009 and January 31, 2010	17,132,808	$755,994

Until 90 days after the date when the securities are sold, all dealers effecting transactions in the shares, whether or not participating in the distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters to their unsold allotments or subscriptions.

NIREK RESOURCES INC.

GRIT INTERNATIONAL INC.

Offer to Exchange
(i) 186,222 Shares of Common Stock
of
Nirek Resources Inc.;

(ii) 9,311,126 Shares of Common Stock
of
GRIT International Inc.;

(iii) 186,222 Silver Certificates
Issued by Nirek Resources Inc.
for Ten (10) Grams of Silver, Deliverable March 31, 2014; and

(iv) 186,222 Warrants
Issued by Nirek Resources Inc.
Exercisable on or before August 2, 2010 at a Cost of $190.00 for Ten (10) Grams of Gold, Deliverable March 31, 2014

For Shares of
Silver Dragon Resources Inc., Unrestricted Common Stock

On the Basis of an Exchange of one hundred (100) Silver Dragon Resources Inc. Shares for
(i) Fifty (50) GRIT International Inc. Shares of Common Stock;
(ii) One (1) Nirek Resources Inc. Share of Common Stock;
(iii) One (1) Nirek Resources Inc. Silver Certificate for Ten (10) Grams of Silver,
Deliverable March 31, 2014; and
(iv) One (1) Nirek Resources Inc. Warrant Exercisable on or before August 2, 2010 at a Cost of $190.00 for Ten (10) Grams of Gold, Deliverable March 31, 2014

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 78.751 of the Nevada General Corporation Law provides generally and in pertinent part that a Nevada corporation may indemnify its officers and directors. This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in GII’s and GOG’s articles of incorporation is to eliminate the rights of GII and GOG and their stockholders (through stockholder’s derivative suits on behalf of GII and GOG) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of GII and GOG or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, GII’s and GOG’s articles of incorporation provide that if Nevada law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. GII’s and GOG’s bylaws provide for indemnification of such persons to the full extent allowable under applicable law. These provisions will not alter the liability of the directors under federal securities laws.

A resolution by the NRI board of directors, dated January 25, 2010, was passed that indemnified its officers and directors from that date forward from any personal loss or damage from any actions regarding the corporation which are performed in good faith. This resolution does not apply to any directors’ or officers’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director or officer believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or officer, (iii) approval of any transaction from which a director or officer derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s or officer’s duty to the corporation or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing a director’s or officer’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors and officers of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this resolution is to eliminate the rights of NRI’s stockholders (through stockholder’s derivative suits on behalf of NRI) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This resolution does not limit nor eliminate the rights of NRI or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This resolution provides for indemnification of such persons to the full extent allowable under Canadian federal and provincial laws and to the extent the provincial security regulator laws may apply. Canadian and Ontario laws would generally take precedence over any foreign jurisdictions laws or regulatory body rules.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GII and NRI pursuant to the foregoing provisions, GII and NRI have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements

See the Exhibit Index which is incorporated herein by reference.

Item 22.	Undertakings

a. The undersigned registrant hereby undertakes:

1.      To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i)      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii)     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective registration statement.

2.      That, for the purpose of determining any liability under the Securities Act of 1933, the registrant will treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

4.      Since the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

5.      That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)    The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

          (iv)     Any other communication that is an offer in the Offering made by the undersigned small business issuer to the purchaser.

b. The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Additionally, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nirek Resources Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 11, 2010.

Nirek Resources Inc.

/s/ Abraham Arnold

Abraham Arnold
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Date: June 11, 2010	/s/ Abraham Arnold (by power-of-attorney)

Abraham Arnold
President

Date: June 11, 2010	/s/ Ronald Haller (by power-of-attorney)

Ronald Haller Secretary and Treasurer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, GRIT International Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 11, 2010.

GRIT International Inc.

/s/ Lawrence Zeiben

Lawrence Zeiben
President, Chief Executive Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Date: June 11, 2010	/s/ Lawrence Zeiben (by power-of-attorney)

Lawrence Zeiben
President, Chief Executive Officer and Treasurer

Date: June 11, 2010	/s/ Lorne LaRochelle (by power-of-attorney)

Lorne LaRochelle Chief Operations Officer and Secretary

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated Articles of Incorporation of Bylaws Guardians of Gold Inc. (previously filed on April 29, 2010)
3.2	Amended and Restated Articles of Incorporation and Bylaws of Nirek Resources Inc. (previously filed on April 29, 2010)
3.3	Amended and Articles of Incorporation and Bylaws of GRIT International Inc. (previously filed on April 29, 2010)
4.1	Specimen Common Stock Certificate of GRIT International Inc.*
4.2	Specimen Common Stock Certificate of Nirek Resources Inc.*
4.3	Form of Nirek Resources Inc. Silver Certificate (previously filed on April 29, 2010)
4.4	Form of Nirek Resources Inc. Warrant with subscription form (previously filed on April 29, 2010)
4.5	Form of Gold Certificate (previously filed on April 29, 2010)
5.1	Opinion of Nannarone & McMurdo, LLP, as to the validity of the shares of GII common stock being offered.*
5.2	Opinion of John Spratley LLB, as to the validity of the shares of NRI common stock being issued and matters of Ontario law.*
10.1	Agreement, dated January 31, 2010, by and between Guardians of Gold Inc. and Nirek Resources Inc.
21.1	Subsidiaries of GRIT International Inc. (previously filed on April 29, 2010)
23.1	Consent of John Scholz.
23.2	Consent of Nannarone & McMurdo, L.L.P. (included in Exhibit 5.1).*
24.1	Power of Attorney (previously filed on April 29, 2010)
99.1	Notice of Guaranteed Delivery (previously filed on April 29, 2010)
99.2	Form of Letter of Transmittal

*To be filed by amendment.